Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSISTANCE AGREEMENT
1. Award No. DE-NE0009040	2. Modification No.	3. Effective Date 02/02/2021	4. CFDA No. 81.121

5. Awarded To X Energy, LLC Attn: HARLAN BOWERS 801 THOMPSON AVE ROCKVILLE MD 208521627	6. Sponsoring Office Office of Nuclear Energy NE-1 U.S. Department of Energy 1000 Independence Avenue, S.W. Washington DC 20585	7. Period of Performance [**] through [**]

8. Type of Agreement ☐ Grant ☒ Cooperative Agreement ☐ Other	9. Authority See Text Below	10. Purchase Request or Funding Document No. [**]

11. Remittance Address X Energy, LLC Attn: X ENERGY, LLC 801 Thompson Avenue Rockville MD 20852	12. Total Amount Govt. Share : [**] Cost Share : [**] Total : [**]	13. Funds Obligated This action : [**] Total : [**]

14. Principal Investigator	15. Program Manager CARL D. FRIESEN Phone: [**]	16. Administrator U.S. Department of Energy Idaho Operations Office 1955 Fremont Avenue Idaho Falls ID 83415

17. Submit Payment Requests To	18. Paying Office OR for Idaho U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 6017 Oak Ridge TN 37831	19. Submit Reports To See Attachment B3

20. Accounting and Appropriation Data X-Energy Demonstration 2 Project

21. Research Title and/or Description of Project X-energy and Energy Northwest Deploy First Commercial-Scale Advanced Reactor by [**]

For the Recipient	For the United States of America
22. Signature of Person Authorized to Sign	25. Signature of Grants/Agreements Officer Signature on File

23. Name and Title	24. Date Signed	26. Name of Officer Jeffrey C. Fogg	27. Date Signed

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-NE0009040	PAGE	OF
		2	4
NAME OF OFFEROR OR CONTRACTOR X Energy, LLC

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

DUNS Number: 078846872

Box 9: Authority

The activities to be supported under this award are authorized under § 951 (a) of the Energy Policy Act of 2005, as codified at 42 U.S.C. § 16271(a). Congress appropriated $230 M for NE to develop the Advanced Reactor Demonstration Program and an additional $20 M for Advanced Reactor Technologies in the Further Consolidation Appropriations Act, 2020 (H.R. 1865). Energy Policy Act of 1992, 42 U.S.C. 13525, also applies to this action. Energy Policy Act of 1992 (EPAct 92) is (Pub. L. 102-486 (Oct. 24, 1992) 106 STAT

2951)

Further Consolidated Appropriations Act of 2020, Pub. L. 116-94 (Dec. 2019), Division C, Nuclear Energy.

Section 4 of the Act incorporates the Explanatory Statement, which is published in the Congressional Record. Citation: 165 Cong. Rec.

H11246 (daily ed. Dec. 17, 2019) (Explanatory Statement regarding H.R. 1865, Further Consolidated Appropriations Act 2020).

Award as a result of Funding Opportunity Announcement (FOA) DE-FOA-0002271. This cooperative agreement is made as a result of the applicant's submission selected under FOA

As a part of its mission, the United States (U.S.) Department of Energy (DOE), Office of Nuclear Energy (NE) has a long and successful history of working with the domestic nuclear industry, national laboratories, and academia to support the development of advanced reactor designs and capabilities over a continuum of technology maturity levels. DOE currently supports research and development (R&D) activities for a variety of advanced reactor technologies that are expected to improve on the safety, security, economics, and/or environmental impacts of current nuclear power plant designs. DOE undertakes these activities in support of the Administration’s objectives to maintain the Nation’s technological leadership position in the global nuclear industry and ensure national energy security. DOE recognizes that work remains to ensure continued U.S. leadership in the research, design, and development of advanced

Continued ...

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-NE0009040	PAGE	OF
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NAME OF OFFEROR OR CONTRACTOR X Energy, LLC
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

reactors and to ensure the successful deployment of these reactors in the U.S. and international marketplaces. As part of the FY2020 Further Consolidation Appropriations Act, (H.R. 1865), Congress has provided funding for NE to address advanced reactor development at various stages of the technology maturity continuum.

This program is intended to facilitate the development of U.S. private industry advanced nuclear reactor demonstrations. It will provide funding for several advanced reactors that are reliable, cost effective, licensable, and commercially viable. These designs are expected to enable a market environment in which commercial reactor services are available that are safe and affordable to both construct and operate when compared to competing, alternative sources of energy in the near- and mid-term.

These designs are expected to provide significant improvements in safety, security, economics, and environmental impacts over current nuclear power plant designs.

Additionally, the Project Narrative, submitted with the Recipient's application ARDP-20-23767, is incorporated herein by reference as part of the Statement of Project Objectives.

Special Award Requirements

1.  No Cost Time Extensions. Unilateral no cost time extensions by the awardee will NOT be permitted under this award. The awardee must request any extension from DOE at least 3 months prior to the award’s period of performance end date, unless otherwise agreed to by DOE. Any no cost time extension must receive prior written approval from the DOE Contracting Officer.

2.  Direct Cost Funds Transfers. The awardee is restricted from transferring funds between direct cost categories; the cumulative amount of such transfers must not exceed 10% of the total budget as last approved by DOE. For funds transfers greater than 10% the recipient is required to obtain DOE prior approval.

3.  Per recommendation from the Environmental Review Officer, X Energy and the Nuclear Regulatory Council must complete an environmental Continued ...

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-NE0009040	PAGE	OF
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NAME OF OFFEROR OR CONTRACTOR X Energy, LLC
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

impact statement (EIS) or environmental assessment (EA) for construction and operation of the facility during the appropriate budget periods before construction begins.

Directly Incorporated Attachments:

A. Special Terms and Conditions

B1. Intellectual Property Provisions

B2. Statement of Substantial Involvement

B3. Federal Assistance Reporting Checklist

B4. Budget Pages

B5. Project Milestones

Point Of Contact Sheet

Advanced Agreement on Pre-award Costs

Notice: This award is incrementally funded. The amount listed in Block 12 (Total Amount) represents the total estimated project amount, including FFRDC funding. FFRDC funding will be sent directly to the appropriate FFRDC through its prime contract with DOE. Block 13 (Funds Obligated) lists the total estimated funding to the awardee. These amounts are reflected in the attached budget sheet.

**Due to a system issue, the PI does not show in Block 14. The PI for this award is Darren Gale.**

ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED

Davis-Bacon Act: YES PI: Darren Gale

Delivery: [**]

Delivery Location Code: [**]

Idaho Operations

U.S. Department of Energy

Idaho Operations

1955 Fremont Avenue

Idaho Falls ID 83415 US

Fund: 05350 Appr Year: 2020 Allottee: 02 Report

Entity: 500201 Object Class: 25233 Program:

2721049 Project: 0000000 WFO: 0000000 Local Use:

0000000

JULY 2004

DE-NE0009040

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AWARD TERMS AND CONDITIONS

X-Energy, LLC DE-NE0009040

Demonstration

TERMS AND CONDITIONS

FOR THE

DEMOS COOPERATIVE AGREEMENT

Contents

Contents		1

(1)	ADMINISTRATIVE REQUIREMENTS (DECEMBER 2014)	5

(2)	NOTICE REGARDING ELIGIBLE/INELIGIBLE ACTIVITIES	5

(3)	LEGAL AUTHORITY AND EFFECT (JUNE 2015)	5

(4)	RESOLUTION OF CONFLICTING CONDITIONS	5

(5)	AWARD AGREEMENT TERMS AND CONDITIONS (DECEMBER 2014)	5

(6)	AWARD PROJECT PERIOD AND BUDGET PERIODS	6

(7)	CONFERENCE SPENDING (FEBRUARY 2015)	6

(8)	PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)	6

(9)	INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - DIFFERENT BUDGET PERIOD AND PROJECT PERIOD	7

(10)	COST SHARING FFRDC'S PARTICIPATE	7

(11)	DIRECT PAYMENT BY DOE OF FEDERALLY FUNDED RESEARCH AND DEVELOPMENT CENTER (FFRDC) CONTRACTOR COST	8

(12)	REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS	8

(13)	PRE-AWARD COSTS (DECEMBER 2014)	8

(14)	USE OF PROGRAM INCOME - ADDITION	8

(15)	STATEMENT OF FEDERAL STEWARDSHIP	8

(16)	STATEMENT OF SUBSTANTIAL INVOLVEMENT PROVIDED AS ATTACHMENT	8

(17)	SITE VISITS	9

(18)	REPORTING REQUIREMENTS (APRIL 2018)	9

(19)	PUBLICATIONS	9

(20)	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS	10

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(21)	INTELLECTUAL PROPERTY PROVISIONS	10
(22)	CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 2 CFR § 200 AS AMENDED BY 2 CFR § 910	11
(23)	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS	12
(24)	ENVIRONMENTAL, SAFETY AND HEALTH (ES&H) PERFORMANCE OF WORK AT DOE FACILITIES	12
(25)	INSURANCE COVERAGE (DECEMBER 2014)(REVISED)	12
(26)	REAL PROPERTY (DECEMBER 2014)	13
(27)	EQUIPMENT (DECEMBER 2014)	13
(28)	USE OF REAL PROPERTY AND EQUIPMENT ACQUIRED UNDER THE AWARD	14
(29)	SUPPLIES (DECEMBER 2014)	15
(30)	INTANGIBLE PROPERTY (DECEMBER 2014)	15
(31)	PROPERTY TRUST RELATIONSHIP (DECEMBER 2014)	15
(32)	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP	16
(33)	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS	16
(34)	DECONTAMINATION AND/OR DECOMMISSIONING (D&D) COSTS	18
(35)	HISTORIC PRESERVATION	18
(36)	REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION	18
(37)	SUBAWARD AND EXECUTIVE REPORTING	21
(38)	SYSTEM FOR AWARD MANAGEMENT AND UNIVERSAL IDENTIFIER REQUIREMENTS	21
(39)	FINAL INCURRED COST AUDIT (DECEMBER 2014)	22
(40)	INDEMNITY	22
(41)	FINANCIAL COMMITMENT/FUNDING PLAN	23
(42)	LOBBYING RESTRICTIONS (MARCH 2012)	24
(43)	CORPORATE FELONY CONVICTION AND FEDERAL TAX LIABILITY ASSURANCES (MARCH 2014)	24
(44)	NONDISCLOSURE AND CONFIDENTIALITY AGREEMENTS ASSURANCES (JUNE 2015)	24
(45)	DATA MANAGEMENT PLAN (SEPT 2015)	25
(46)	REPORTING OF MATTERS RELATED TO RECIPIENT INTEGRITY AND PERFORMANCE (DECEMBER 2015)(Revision)	28
(47)	PERSONNEL (DECEMBER 2014)	29
(48)	PROHIBITION ON PERSONALLY IDENTIFIABLE INFORMATION (PII)	29
(49)	CONFIDENTIAL BUSINESS INFORMATION	30
(50)	CHANGE OF CONTROL	30
(51)	AWARD PERIOD DURATION AND EXTENSION	31

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(52)	ONE TIME EXTENSION	31

(53)	SPECIAL DISPOSITION OF PROPERTY AT THE END OF THE AWARD	31

(54)	COOPERATIVE AGREEMENT TERMINATION OR RECIPIENT SUSPENSION OF PROJECT WORK	32

(55)	COST SHARING ON INVOICES SUBMITTED FOR PAYMENT	32

(56)	TEST AND EVALUATION	32

(57)	LIABILITY DURING OPERATION OF THE ADVANCED DEMONSTRATION REACTOR	33

(58)	MILESTONES AND PAYMENTS	33

(59)	POST AWARD CONFERENCE	33

(60)	PROJECT MANAGEMENT PLAN	33

(61)	COORDINATION AND MANAGEMENT PLAN	34

(62)	WAIVER REQUESTS: PERFORMANCE OF WORK IN THE UNITED STATES	34

(63)	DOE APPROVAL FOR SUBAWARDS AND SUBCONTRACTS	34

(64)	TECHNICAL DIRECTION	35

(65)	TECHNICAL PROJECT OFFICER/PROJECT MANAGER AUTHORITY	36

(66)	AWARD TERMINATION	37

(67)	ADMINISTRATION BY NON-FEDERAL PERSONNEL	37

(68)	RECIPIENT INSPECTION REQUIREMENTS	37

(69)	REAL ESTATE (LAND) TRANSACTION APPROVAL	38

(70)	PREPARATION OF COST ESTIMATE FOR CONSTRUCTION OF THE ADVANCED DEMONSTRATION REACTOR	38

(71)	RESERVED	38

(72)	RESERVED	38

(73)	RESERVED	38

(74)	RESERVED	38

(75)	ORGANIZATION AND DIRECTION OF THE CONSTRUCTION WORK FOR THE ADVANCED DEMONSTRATION REACTOR	38

(76)	SUBAWARDS	39

(77)	GOVERNMENT ACCESS TO CONSTRUCTION PROJECT INFORMATION	40

(78)	RESERVED	40

(79)	RESERVED	40

(80)	WORK OVERSIGHT IN ENGINEERING, PROCUREMENT, CONSTRUCTION CONTRACT AWARDS	40

(81)	RESERVED	40

(82)	ARCHITECTURAL BARRIERS ACT OF 1968 (42 U.S.C. § 4151 ET SEQ.) - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	40

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(83)	EQUAL EMPLOYMENT OPPORTUNITY UNDER E.O. 11246 – CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	40

(84)	PERFORMANCE AND PAYMENT BONDS- CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	41

(86)	RESERVED	42

(87)	RESERVED	42

(88)	RESERVED	42

(89)	RESERVED	42

(90)	CONSTRUCTION PERFORMANCE REPORTS	42

(91)	REPORTING ON REAL PROPERTY	42

(92)	MATERIAL AND WORKMANSHIP FOR THE CONSTRUCTION OF THE ADVANCED DEMONSTRATION REACTOR	42

(93)	PERMITS AND RESPONSIBILITIES - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	42

(94)	EXCUSABLE DELAYS - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	43

(96)	BUDGET TRANSFERS BETWEEN CONSTRUCTION AND NON-CONSTRUCTION WORK	43

(97)	DIRECT COST FUNDS TRANSFERS	43

(98)	RESTRICTION ON SMR FUNDING	44

(99)	CONTINGENCY FOR CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR	44

(100)	RESERVED	44

(101)	DOE RIGHT TO REVIEW RECIPIENT SYSTEMS	44

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TERMS AND CONDITIONS FOR THE ADVANCED REACTOR
DEMONSTATION COOPERATIVE AGREEMENT

(1) ADMINISTRATIVE REQUIREMENTS (DECEMBER 2014)

The administrative requirements for DOE grants and cooperative agreements are contained in 2 CFR § 200 as amended by 2 CFR Part 910 [DOE Financial Assistance Regulation] (See: http://www.eCFR.gov). All references to 2 CFR 200, 2 CFR 910, FAR and DEAR clauses and articles incorporated by reference are, unless otherwise specified, to the version applicable as of the effective date of this Agreement.

(2) NOTICE REGARDING ELIGIBLE/INELIGIBLE ACTIVITIES

Eligible activities under this program include those which describe and promote the understanding of scientific and technical aspects of specific energy technologies, but not those which encourage or support political activities, such as the collection and dissemination of information related to potential, planned, or pending legislation.

(3) LEGAL AUTHORITY AND EFFECT (JUNE 2015)

A DOE financial assistance award is valid only if it is in writing and is signed, either in writing or electronically, by a DOE Contracting Officer. Recipients are free to accept or reject the award. A request to draw down DOE funds constitutes the Recipient's acceptance of the terms and conditions of this Award.

(4) RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

(5) AWARD AGREEMENT TERMS AND CONDITIONS (DECEMBER 2014)

This award/agreement consists of the Assistance Agreement cover page, plus the following:

Attachments:

Special Terms and Conditions

Intellectual Property Provisions

Federal Assistance Reporting Checklist

Statement of Substantial Involvement

Pre-award Agreement

Budget Pages

Project Milestones

Point of Contact List

DOE Assistance Regulations, 2 CFR § 200 as amended by 2 CFR § 910 at

http://www.eCFR.gov. Application/proposal as approved by DOE, in effect on the date of award or as amended by the parties thereafter

National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at:

http://www.nsf.gov/awards/managing/rtc.jsp.

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(6) AWARD PROJECT PERIOD AND BUDGET PERIODS

The Project Period for this award is [**] through [**], consisting of the following Budget Periods:

•	Period 1: [**] to [**]

•	Period 2: [**] to [**]

•	Period 3: [**] to [**]

•	Period 4: [**] to [**]

•	Period 5: [**] to [**]

•	Period 6: [**] to [**]

•	Period 7: [**] to [**]

(7) CONFERENCE SPENDING (FEBRUARY 2015)

The recipient shall not expend any funds on a conference not directly and programmatically related to the purpose for which the grant or cooperative agreement was awarded that would defray the cost to the United States Government of a conference held by any Executive branch department, agency, board, commission, or office for which the cost to the United States Government would otherwise exceed $20,000, thereby circumventing the required notification by the head of any such Executive Branch department, agency, board, commission, or office to the Inspector General (or senior ethics official for any entity without an Inspector General), of the date, location, and number of employees attending such conference.

(8) PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

Method of Payment. Payment will be made by reimbursement through ACH.

Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy's Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, the Recipient must enroll at https://vipers.doe.gov. Detailed instructions on how to enroll are provided on the website.

For non-construction awards, the Recipient must submit a Standard Form (SF) 270, "Request for Advance or Reimbursement" at https://vipers.doe.gov and attach a file containing appropriate supporting documentation. The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period, if cost sharing is required, and cumulative expenditures to date (both Federal and non- Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, the Recipient must submit a SF 271, "Outlay Report and Request for Reimbursement for Construction Programs," through VIPERS.

Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with the Recipient’s normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

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Adjusting payment requests for available cash. The Recipient must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

Payments. The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after the Recipient’s request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to the Recipient. The Recipient may check the status of its payments at the VIPER web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that the Recipient filed.

(9) INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - DIFFERENT BUDGET PERIOD AND PROJECT PERIOD

If at any time during the award a budget period is funded on an incremental basis, the maximum obligation of the DOE is limited to the amount shown on the Award Agreement. The Recipient is not obligated to continue performance of the project beyond the total amount obligated and the Recipient’s pro rata share of the project costs, if cost sharing is required.

Subject to the availability of additional funds appropriated by Congress for the purpose of this program and the availability of future-year budget authority, DOE anticipates obligating the total estimated amount for the current budget period.

(10) COST SHARING FFRDC'S PARTICIPATE

a. Total Estimated Project Cost is the sum of the Government share, including Federally Funded Research and Development Center (FFRDC) contractor costs, and Recipient share of the estimated project costs. The DOE/NNSA FFRDC contractor cost is not included in the total approved budget for this award, because DOE/NNSA will pay the DOE/NNSA FFRDC contractor portion of the effort under an existing DOE/NNSA contract. Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE/NNSA FFRDC contractor.

The Recipient's cost share must come from non-Federal sources unless otherwise allowed by law. By accepting federal funds under this award, the Recipient agrees that it is liable for the Recipient’s percentage share of allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion. This cost share requirement is reflected in the budget pages in Attachment B5.

b. If the Recipient discovers that it may be unable to provide cost sharing of at least the amount identified in paragraph a. of this Section (10), the Recipient should immediately provide written notification to the DOE Award Administrator indicating whether the Recipient will continue or phase out the project. If the Recipients plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c. The Recipient must maintain records of all project costs that it claims as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA. Such records are subject to audit.

d. Failure to provide the cost sharing required by this Section (10) may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

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(11) DIRECT PAYMENT BY DOE OF FEDERALLY FUNDED RESEARCH AND DEVELOPMENT CENTER (FFRDC) CONTRACTOR COST

For the purposes of this term, Total Estimated Cost of Project includes DOE FFRDC contractor costs. The DOE FFRDC contractor cost is not included in the total approved budget for this award, because DOE will pay the DOE FFRDC contractor portion of the effort under an existing DOE contract. Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE FFRDC contractor.

(12) REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

If actual allowable indirect costs are less than those budgeted and funded under the award, the Recipient may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award the Government's share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, the Recipient must refund the difference.

Recipients are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery. Such underrecovery may be allocated as part of the organization's required cost sharing.

(13) PRE-AWARD COSTS (DECEMBER 2014)

The Recipient is entitled to reimbursement for costs incurred on or after 11/02/2020 as authorized by the pre- award costs letter dated 10/30/2020, if such costs are allowable in accordance with the applicable Federal cost principles referenced in 2 CFR § 200 as amended by 2 CFR § 910.

(14) USE OF PROGRAM INCOME - ADDITION

If the Recipient earns program income during the project period as a result of this award, the Recipient may add the program income to the funds committed to the award and use it to further eligible project objectives.

(15) STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies that develop during the project, consistent with U.S. Nuclear Regulatory Commission (NRC) regulatory, licensing, and permitting requirements for commercial nuclear reactors, insofar as the reactor will be licensed by the NRC ;assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

(16) STATEMENT OF SUBSTANTIAL INVOLVEMENT PROVIDED AS ATTACHMENT

A Statement of Substantial Involvement applicable to this cooperative agreement is provided as Attachment C to this award.

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(17) SITE VISITS

DOE's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The Recipient must provide, and must require subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

(18) REPORTING REQUIREMENTS (APRIL 2018)

Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

Dissemination of scientific/technical reporting products. Reporting project results in scientific and technical information (STI) publications/products to the DOE Office of Scientific and Technical Information (OSTI) ensures dissemination of research results to the public as well as preservation of the results. The DOE form F 4600.2, B. Scientific/Technical Reporting, has instructions for the DOE Energy Link (E-Link) system managed by OSTI. Scientific/technical reports and other STI products submitted under this award will be disseminated publicly on the Web via OSTI.GOV (https://www.osti.gov), unless the STI contains patentable material, protected data, or SBIR/STTR data, which must be indicated per instructions in DOE4600.2.

Restrictions. STI products submitted to the DOE via E-link must not contain any Protected Personally Identifiable Information (PII), classified information, information subject to export control classification, or other information not subject to release.

(19) PUBLICATIONS

The Recipient is encouraged to publish or otherwise make publicly available the results of the work conducted under the award. An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: "This material is based upon work supported by the Department of Energy under Award Number(s) DE-NE0009040."

Disclaimer: "This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof."

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(20) FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The Recipient must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

(21) INTELLECTUAL PROPERTY PROVISIONS

Special Intellectual Property Provisions will apply to Agreements awarded under this FOA. These include special data protection provisions and the issuance of a class patent waiver to enhance commercialization of technology developed under this program. Additionally, specific intellectual property provisions can be found in Attachment B and will be amended as directed under any class patent waiver.

Special Protected Data Statutes. This program is covered by a special protected data statute. The provisions of the statute provide for the protection from public disclosure, for a period of up to five (5) years, technical data or commercial or financial data first produced in the performance of the award which if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4), and which data is marked as being protected data by a party to the award. Generally, the provision entitled, Rights in Data − Programs Covered Under Special Protected Data Statutes, (2 CFR 910 Appendix A to Subpart D —Patent and Data Provisions), would apply, but may be modified to accommodate NE program requirements. Otherwise, the government has unlimited rights in technical data created under the DOE agreement. Delivery or third- party licensing of proprietary software or data developed solely at private expense will not normally be required except as specifically negotiated in an agreement or patent waiver to satisfy DOE’s needs or to ensure the commercialization of technology developed under the DOE agreement.

Class Patent Waiver: DOE is expecting to issue a class patent waiver for agreements awarded under this FOA, which will cover most large business recipients and lower-tier subrecipients under this FOA. The patent waiver will provide those recipients, not subject to the Bayh-Dole Act, the option to retain title to their own inventions, subject to the same government retained rights identified in the Act above. To qualify for the class waiver, a recipient must maintain the required cost-share under the program and agree to substantially manufacture technology created under this FOA in the U.S., or provide other economic benefits to the U.S. Specifically, the recipient must agree to the following U.S. Competitiveness clause:

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so. In the event the DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in an appropriate, legally binding manner. The Contractor agrees that it will not license, assign or otherwise transfer any waived invention to any entity unless that entity agrees to these same requirements. Should the Contractor or other such entity receiving rights in the invention(s): (1) undergo a change in ownership amounting to a controlling interest, or (2) sell, assign, or otherwise transfer title or exclusive rights in the invention (s), then the waiver, assignment, license, or other transfer of rights in the waived invention(s) is/are suspended until approved in writing by the DOE. Approval of any modification of this provision, shall require the concurrence of the Assistant Secretary for Nuclear Energy, the Acting Assistant Secretary, or the cognizant Principal Deputy Assistant Secretary.

If the recipient is unable to maintain the required cost-share or is unable to manufacture substantially in the U.S., the waiver may be terminated by DOE.

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If DOE does not issue a class waiver or if applicants do not meet the criteria of the class waiver, applicants may request a waiver of all or any part of the rights of the United States in inventions conceived or first actually reduced to practice in performance of an agreement as a result of this FOA, in advance of or within 30 days after the effective date of the award. Even if such advance waiver is not requested or the request is denied, the recipient will have a continuing right under the award to request a waiver of the rights of the United States in identified inventions, i.e., individual inventions conceived or first actually reduced to practice in performance of the award. Any patent waiver that may be granted is subject to certain terms and conditions in 10 CFR 784.

Small Businesses and Nonprofits: Domestic small businesses and domestic nonprofit organizations will receive the patent rights clause at 37 CFR 401.14, i.e., the implementation of the Bayh-Dole Act. This clause permits domestic small business and domestic nonprofit organizations to retain title to subject inventions. Therefore, small businesses and nonprofit organizations do not need to request a waiver.

(22) CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 2 CFR § 200 AS AMENDED BY 2 CFR § 910

Continuation Application. A continuation application is a non-competitive application for an additional budget period within a previously approved project period. At least 90 days before the end of each budget period, the Recipient must submit its continuation application to the DOE Program Manager whose name is in block 15 of the Award Agreement and to the Agreements Officer/Administrator whose name is in block 25 and address is listed in block 16 of the Award Agreement

The Recipient’s continuation application must include the following information:

A report on the Recipient’s progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award, or other annual bilateral budgetary pricing adjustments by the parties, if necessary, as the project progresses.

A description of the Recipient’s plans for the conduct of the project during the upcoming budget period in a Milestone format as described in Attachment B5 Project Milestones, and if there are changes from the DOE approved application, including changes to the total project cost, if necessary.

Continuation Funding. Continuation funding is contingent on (1) availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; (3) substantial progress towards meeting the objectives of the Recipient’s approved application; (4) submittal of required reports; and (5) compliance with the terms and conditions of the award.

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(23) NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

(24) ENVIRONMENTAL, SAFETY AND HEALTH (ES&H) PERFORMANCE OF WORK AT DOE FACILITIES

With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the recipient agrees to comply with all State and Federal ES&H regulations and with all other ES&H requirements of the operator of such site.

Prior to the performance on any work at a DOE-Owned or controlled site, the recipient shall contact the site facility manager for information on DOE and site-specific ES&H requirements.

The recipient shall apply this term to its sub-recipients and contractors.

(25) INSURANCE COVERAGE (DECEMBER 2014)(REVISED)

See 2 CFR 200.310 for insurance requirements for real property and equipment acquired or improved with Federal funds.

At a minimum, the Recipient shall provide insurance in the minimum amounts as set forth below. The required amount of insurance to be carried by the Recipient under this section may be changed upon the Government's written notice to the Recipient.

(a)	Worker's Compensation and Employer's Liability.

The Recipient is required to comply with applicable Federal and State workers' compensation and occupational disease statutes. If occupational diseases are not compensable under those statutes, they shall be covered under the employer's liability section of the insurance policy, except when project operations are so commingled with a Recipient's commercial operations that it would not be practical to require this coverage. The Recipient or shall obtain employer's liability coverage of at least $100,000.

(b)	General Liability.

The Recipient is encouraged to obtain bodily injury liability insurance coverage written on the comprehensive form of policy. Recommended levels of at least $500,000 per occurrence and property damage liability insurance coverage of at least $500,000 per occurrence are encouraged.

(c)	Automobile Liability.

The Recipient is encouraged to obtain automobile liability insurance written on the comprehensive form of policy. It is recommended that the policy provide for bodily injury and property damage liability covering the operation of all automobiles, including Government furnished vehicles, used in connection with performing the contract, at the following recommended amounts: obtain coverage of at least $200,000 per person and $500,000 per occurrence for bodily injury and $50,000 per occurrence for property damage, including any property damage to Government furnished vehicles.

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(26) REAL PROPERTY (DECEMBER 2014)

Subject to the conditions set forth in 2 CFR § § 200.311, title to real property acquired or improved under a Federal award will vest upon acquisition in the non-Federal entity.

The non-Federal entity cannot encumber this property and must follow the requirements of 2 CFR § 200.311 before disposing of the property.

Except as otherwise provided by Federal statutes or by the Federal awarding agency, real property will be used for the originally authorized purpose as long as needed for that purpose. When real property is no longer needed for the originally authorized purpose, the non-Federal entity must obtain disposition instructions from the Federal awarding agency or pass- through entity. The instructions must provide for one of the following alternatives: (a) retain title after compensating the Federal awarding agency as described in 2 CFR § 200.311(c)(1); (b) Sell the property and compensate the federal awarding agency as specified in CFR § 200.311(c)(2); or transfer title to the Federal awarding agency or to a third Party designated/approved by the Federal awarding agency as specified in CFR § 200.311(c)(3).

See 2 CFR §200.311 for additional requirements pertaining to real property acquired or improved under a Federal award. Also see 2 CFR § 910.360 for amended requirements for Real Property for For-Profit recipients.

(27) EQUIPMENT (DECEMBER 2014)

Subject to the conditions provided in 2 CFR 200.313, title to equipment (property) acquired under a Federal award will vest conditionally with the non-Federal entity.

The non-Federal entity cannot encumber this property and must follow the requirements of 2 CFR §200.313 before disposing of the property.

States must use equipment acquired under a Federal award by the state in accordance with state laws and procedures.

Equipment must be used by the non-Federal entity in the program or project for which it was acquired as long as it is needed, whether or not the project or program continues to be supported by the Federal award. When no longer needed for the originally authorized purpose, the equipment may be used by programs supported by the Federal awarding agency in the priority order specified in 2 CFR § 200.313(c)(1)(i) and (ii).

Management requirements, including inventory and control systems, for equipment are provided in 2 CFR § 200.313(d).

When equipment acquired under a Federal award is no longer needed, the non-Federal entity must obtain disposition instructions from the Federal awarding agency or pass-through entity.

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Disposition will be made as follows: (a) items of equipment with a current fair market value of $5,000 or less may be retained, sold, or otherwise disposed of with no further obligation to the Federal awarding agency; (b) Non-Federal entity may retain title or sell the equipment after compensating the Federal awarding agency as described in 2 CFR § 200.313(e)(2); or (c) transfer title to the Federal awarding agency or to an eligible third Party as specified in CFR § 200.313(e)(3).

See 2 CFR § 200.313 for additional requirements pertaining to equipment acquired under a Federal award. Also see 2 CFR § 200.439 Equipment and other capital expenditures.

See 2 CFR § 910.360 for amended requirements for Equipment for For-Profit recipients.

(28) USE OF REAL PROPERTY AND EQUIPMENT ACQUIRED UNDER THE AWARD

For real property and equipment acquired in the performance of this award, the real property and equipment can continue to be used for the originally authorized purpose as long as needed for that purpose (i.e., as part of the power generation facilities of an electric utility system or in any other manner for the purpose of demonstrating the suitability for commercial application of the advanced nuclear reactor. Accordingly, at the end of the award project period, DOE will proceed with its normal award close out procedures; however, the recipient shall maintain conditional title to the property and continue to use it for its originally authorized purpose. The Recipient cannot encumber this property, without prior written approval by Contracting Officer, and must follow the requirements set forth in 2 C.F.R. § 910.360 before disposing of the property.

It is anticipated that the recipient will continue to use the property for the originally authorized purpose as long as needed for that purpose, for the life of the plant/reactor (which could be of an extended duration). The Recipient is solely responsible for the operation, maintenance and any other costs and liabilities (including accidents) associated with the plant/reactor, including all end of reactor service life decommissioning costs, unless otherwise agreed to in writing by the Contracting Officer. The recipient may make additions, improvements, modifications, replacements, rearrangements, reinstallations, renovations or alterations to the property that materially increases its value or useful life (other than normal ordinary repairs and maintenance)but make advanced written notification, at least 60 days prior, to the Contracting Officer (such that the Contracting Officer can ensure the property will continue to be used for its original purpose). If the change to the property prevents its continue use for the original purpose, the Government has the right to deny the change provided that denial is issued within the 60 day period.

The recipient must maintain records of any changes to the property, which shall be subject to DOE or NRC review upon request.

Recipient will be allowed to continue to use all equipment and property acquired in connection with this award for the original purposes of the award after the award term has ended. Title to this equipment and property will be held by the recipient conditionally with the US Government maintaining a reversionary interest commensurate with the federal participation in the original project. Recipient shall provide a report at least once every five (5) years following the award term period of performance to describe the continued use and to certify that it is in accordance with current regulations, licensing and the original purpose(s) of the award. This report shall also include updated current Fair Market Value (FMV) of the aggregate equipment and property, hereafter referred to as the complex. (see next paragraph)

Within 90 days of initial award, recipient shall submit to the Contracting Officer (CO) a projected progressive FMV (in 2020 dollars) in 5 year increments lasting 75 years (or whatever the design time period for the operational life of the reactor is; e.g. value at construction completion, value at 5/10/15/20/25/…./75 years after construction) of the entire operational complex constructed for the award. The projected progressive FMV (in current year dollars) shall be updated and submitted to the CO within 90 days following completion of the complex construction. The projected FMV will serve as a basis for determining when the US Government will surrender all interest in the title of the complex acquired/constructed in connection with this award.

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Values should be projections of expected sales price if complex were to be advertised widely and sold to an open and competitive market. Do not use depreciated or book value. When the FMV of the complex is less than $5,000, the US government will surrender/abandon claim to title for the complex acquired/constructed in connection with this award. FMV calculations should consider anticipated liabilities and costs associated with maintenance and end of life remediation.

Recipient will remain liable for all maintenance, remediation, and end of life disposition activities associated with the complex throughout its entire lifecycle.

If recipient desires to sell or transfer the complex to a different entity at any time prior to full title transfer, contact the CO for guidance.

During the time the property continues to be used, the recipient must report to DOE on the continued use of the property, as specified in the award’s Reporting Requirements Checklist and in accordance with 2 CFR § 200.329. Further, at the time recipient decides to no longer use the property for its originally authorized purpose, the recipient shall proceed with obtaining disposition instructions, as specified in the terms and conditions of this award.

In addition, should the recipient, during reactor operation, sell or have a change of control, the parties will follow 2 CFR § 910.368 and §910.370, as applicable.

(29) SUPPLIES (DECEMBER 2014)

See 2 CFR § 200.314 for requirements pertaining to supplies acquired under a Federal award. See also §

200.453 Materials and supplies costs, including costs of computing devices.

(30) INTANGIBLE PROPERTY (DECEMBER 2014)

Title to intangible property (as defined in 2 CFR § 200.59) acquired under a Federal award vests upon acquisition in the non-Federal entity. Intangible property includes trademarks, copyrights, patents and patent applications.

See 2 CFR § 200.315 for additional requirements pertaining to intangible property acquired under a Federal award. Also see 2 CFR § 910.362 for amended requirements for Intellectual Property for For-Profit recipients.

(31) PROPERTY TRUST RELATIONSHIP (DECEMBER 2014)

Real property, equipment, and intangible property, that are acquired or improved with a Federal award must be held in trust by the non-Federal entity as trustee for the beneficiaries of the project or program under which the property was acquired or improved.

See 2 CFR § 200.316 for additional requirements pertaining to real property, equipment, and intangible property acquired or improved under a Federal award.

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(32) INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

The Recipient shall immediately notify the DOE of the occurrence of any of the following events: (i) filing by Recipient or its parent entity(ies) of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) consent to the institution of an involuntary case under the Bankruptcy Act against the Recipient or its parent entity(ies); (iii) the filing of any similar proceeding for or against the Recipient or its parent entity(ies), or its or their consent to, the dissolution, winding-up or readjustment of debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over the Recipient or its or parent entity(ies), under any other applicable state or federal law; or (iv) insolvency of recipient(s) or its parent entity(ies) due to the inability to pay debts generally as they become due.

Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in the above paragraph; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

Upon the occurrence of any of the four events described in the first paragraph of this Section (33), DOE reserves the right to conduct a review of its award to the Recipient to determine compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with the Recipient performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change the award’s payment method; or (ii) institute payment controls.

Failure of the Recipient to comply with this term may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

(33) NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

National Environmental Policy Act (42 USC 4321, et seq.). The recipient is restricted from taking any action using Federal funds, which would have an adverse effect on the environment or limit the choice of reasonable alternatives prior to DOE providing either a NEPA clearance or a final NEPA decision regarding this project.

Prohibited actions include:

•	Construction of the Demonstration Facilities and Additional Buildings within appropriate budget periods

•	Operation of the Demonstration Facilities and Additional Buildings within appropriate budget periods

This restriction does not preclude the recipient from:

•	Planning Demonstration Facilities and Additional Buildings prior to construction

•	Designing Demonstration Facilities and Additional Buildings prior to construction

If the recipient moves forward with activities that are not authorized for federal funding by the DOE Contracting Officer in advance of the final NEPA decision, the recipient is doing so at the risk of not receiving federal funding and such costs may not be recognized as allowable cost share.

Where this award includes construction activities, the recipient must submit an Environmental Evaluation Notification Form, addressing NEPA issues prior to DOE initiating the NEPA process. DOE’s decision whether and how to distribute federal funds under this award is subject to NEPA. NEPA requires Federal agencies to integrate environmental values into their decision-making processes by considering the potential environmental impacts of their proposed actions. For additional background on NEPA, please see DOE’s NEPA website, at http://nepa.energy.gov/.

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While NEPA compliance is a Federal agency responsibility and the ultimate decisions remain with DOE, the recipient is required to assist in the timely and effective completion of the NEPA process in the manner most pertinent to the project. If DOE determines certain records must be prepared to complete the NEPA review process (e.g., biological evaluations or environmental assessments), the costs to prepare the necessary records may be included as part of the project costs. The recipient may be required to submit one or more environmental check lists.

DOE must comply with the National Environmental Policy Act (NEPA) prior to authorizing the use of Federal funds for certain activities under this award. Based on the information available, DOE may determine that an Environmental Assessment (EA) or an Environmental Impact Statement (EIS) is required. A final NEPA decision (e.g., a Finding of No Significant Impact [FONSI] for projects requiring an EA or a Record of Decision [ROD] for projects requiring an EIS) is required prior to DOE notifying the Recipient of approval to proceed with the expenditure of Federal funds for certain activities under this award. Prohibited actions include, but are not limited to: detailed design; purchase of long-lead time equipment; demolition or decontamination of existing buildings; and site preparation, clearing, ground breaking, excavation, and construction. However, DOE may provide cost-shared funding for activities necessary to perform site characterization, sampling, and monitoring to support the NEPA process; preparation of conceptual design data, analysis, and documentation (including project planning assistance); and training before a final NEPA decision is issued.

Questions about the permissibility of Federal cost sharing on activities prior to DOE’s issuance of a FONSI or ROD shall be directed to the Contracting Officer. At its discretion, DOE may issue an Interim Action Determination to document DOE’s decision regarding the permissibility of Federal cost-sharing on the activities that are within the scope of an on-going EA or EIS process. Approval to incur cost eligible for Federal cost sharing requires written approval from the Contracting Officer. After receiving Interim Action approval from the Contracting Officer, if the Recipient chooses to incur costs eligible for Federal cost sharing for the approved activities, the Recipient agrees to abide by the conditions, limitations, mitigation measures, monitoring requirements, and reporting responsibilities specified in the Interim Action Determination and to undertake these activities in accordance with necessary landowner approvals, required permits, and any additional approvals and mitigation requirements of other Federal, state and local governmental agencies with jurisdiction by law.

Prior to issuance of a final NEPA document (Final EA/EIS, FONSI, ROD, Mitigation Action Plan, etc.), DOE agrees to discuss with the Recipient any proposed conditions and requirements that may be imposed if DOE decides to proceed with its proposed action. However, DOE retains sole discretion on whether to issue a final NEPA document and what conditions to include in it if one is issued.

If DOE decides to proceed with its proposed action subject to conditions, limitations, mitigation requirements, or monitoring requirements specified in a final NEPA document, the Recipient agrees to:

1.	abide by the conditions, limitations, mitigation requirements, and monitoring requirements specified in the final NEPA document;

2.	negotiate changes to the project schedule, costs, and/or scope as necessary to effect the requirements or conditions in the final NEPA document;

3.	allow DOE’s authorized representatives to visit the site and facilities upon notice to verify project status and compliance to include conditions and requirements in the final NEPA document; and

4.	submit data or otherwise meet specified reporting requirements that may be in the final NEPA document.

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If the Recipient finds the conditions and requirements to be unacceptable, it reserves the right to terminate the Award in accordance with 2 CFR 200.339.

(34) DECONTAMINATION AND/OR DECOMMISSIONING (D&D) COSTS

Notwithstanding any other terms of this Agreement, the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the recipient’s facilities, or (ii) any costs which may be incurred by the recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

(35) HISTORIC PRESERVATION

Prior to the expenditure of Federal funds to alter any structure or site, the Recipient is required to comply with the requirements of Section 106 of the National Historic Preservation Act (NHPA), consistent with DOE’s 2009 letter of delegation of authority regarding the NHPA. Section 106 applies to historic properties that are listed in or eligible for listing in the National Register of Historic Places. In order to fulfill the requirements of Section 106, the recipient must contact the State Historic Preservation Officer (SHPO), and, if applicable, the Tribal Historic Preservation Officer (THPO), to coordinate the Section 106 review outlined in 36 CFR § 800. SHPO contact information is available at the following link: http://www.ncshpo.org/find/index.htm. THPO contact information is available at the following link: http://www.nathpo.org/map.html.

Section 110(k) of the NHPA applies to DOE funded activities. Recipients shall avoid taking any action that results in an adverse effect to historic properties pending compliance with Section 106.

Recipients should be aware that the DOE Contracting Officer will consider the recipient in compliance with Section 106 of the NHPA only after the Recipient has submitted adequate background documentation to the SHPO/THPO for its review, and the SHPO/THPO has provided written concurrence to the Recipient that it does not object to its Section 106 finding or determination. Recipient shall provide a copy of this concurrence to the Contracting Officer.

(36) REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION

a. Reporting of first-tier subawards.

•	Applicability. Unless the Recipient is exempt as provided in paragraph d. of this Section (37), the Recipient must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this Section (37).

•	Where and when to report.

•	The Recipient must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.

•	For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

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•	What to report. The Recipient must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

b. Reporting Total Compensation of Recipient Executives.

1)	Applicability and what to report. The Recipient must report total compensation for each of the Recipient’s five most highly compensated executives for the preceding completed fiscal year, if

a)	the total Federal funding authorized to date under this award is $25,000 or more;

b)	in the preceding fiscal year, the Recipient received;

•	80 percent or more of the Recipient’s annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

•	$25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

c)	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2)	Where and when to report. Recipient must report executive total compensation described in paragraph b.1. of this award term:

a)	As part of the Recipient’s registration profile at http://www.sam.gov.

b)	By the end of the month following the month in which this award is made, and annually thereafter.

c. Reporting of Total Compensation of Subrecipient Executives.

•	Applicability and what to report. Unless the Recipient is exempt as provided in paragraph d. of this Section (37) term, for each first-tier subrecipient under this award, Recipient(s) shall report the names and total compensation of each of the subrecipient’s five most highly compensated executives for the subrecipient’s preceding completed fiscal year, if;

•	in the subrecipient’s preceding fiscal year, the subrecipient received;

•	80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

•	$25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

•	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm. )

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•	Where and when to report. Recipient(s) must report subrecipient executive total compensation described in paragraph c.1. of this Section (37):

•	To the recipient.

•	By the end of the month following the month during which the Recipient makes the subaward. For example, if a subaward is obligated on any date during the month of October of a given year ( i.e., between October 1 and 31), the Recipient must report any required compensation information of the subrecipient by November 30 of that year.

d. Exemptions

If, in the previous tax year, the Recipient had gross income, from all sources, under $300,000, the Recipient is exempt from the requirements to report:

1)	Subawards, and

2)	The total compensation of the five most highly compensated executives of any subrecipient.

a)	Definitions. For purposes of this award term:

Entity means all of the following, as defined in 2 CFR part 25:

•	A Governmental organization, which is a State, local government, or Indian tribe;

•	A foreign public entity;

•	A domestic or foreign nonprofit organization;

•	A domestic or foreign for-profit organization;

•	A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

Executive means officers, managing partners, or any other employees in management positions.

Subaward:

•	This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which the Recipient received this award or that the Recipient awards to an eligible subrecipient.

•	The term does not include the Recipient’s procurement of property and services needed to carry out the project or program (for further explanation, see Sec. .210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Organizations).

•	A subaward may be provided through any legal agreement, including an agreement that the Recipient or a subrecipient considers a contract.

Subrecipient means an entity that:

•	Receives a subaward from the Recipient under this award; and

•	Is accountable to the Recipient for the use of the Federal funds provided by the subaward.

Total compensation means the cash and noncash dollar value earned by the executive during the recipient’s or subrecipient’s preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):

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•	Salary and bonus.

•	Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

•	Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

•	Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

•	Above-market earnings on deferred compensation which is not tax-qualified.

•	Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, prerequisites or property) for the executive exceeds $10,000.

(37) SUBAWARD AND EXECUTIVE REPORTING

Additional administrative requirements necessary for DOE grants and cooperative agreements to comply with the Federal Funding and Transparency Act of 2006 (FFATA) are contained in 2 CFR, Part 170. (See: http://www.eCFR.gov). Prime awardees must register with the new FSRS database and report the required data on their first tier subawardees. Prime awardees must report the executive compensation for their own executives as part of their registration profile in the System for Award Management (SAM).

(38) SYSTEM FOR AWARD MANAGEMENT AND UNIVERSAL IDENTIFIER REQUIREMENTS

a. Requirement for Registration in the System for Award Management(SAM)

Unless the Recipient is exempted from this requirement under 2 CFR 25.110, the Recipient must maintain the currency of its information in SAM until the Recipient submits the final financial report required under this award or receives the final payment, whichever is later. This requires that the Recipient review and update the information at least annually after the initial registration, and more frequently if required by changes in the Recipient’s information or another award term.

If the Recipient had an active registration in the CCR, the Recipient has an active registration in SAM.

b.	Requirement for Data Universal Numbering System (DUNS) Numbers. If the Recipient is authorized to make subawards under this award, the Recipient must notify potential subrecipients that no entity (see definition in paragraph c. of Section 39) may receive a subaward from the Recipient unless the entity has provided its DUNS number to the Recipient.

Note: Recipient may not make a subaward to an entity unless the entity has provided its DUNS number to the Recipient.

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c. Definitions

For purposes of this award Section (39):

System for Award Management (SAM) means the Federal repository into which an entity must provide information required for the conduct of business as a recipient. Additional information about registration procedures may be found at the SAM Internet site (currently at http://www.sam.gov).

Data Universal Numbering System (DUNS) number means the nine-digit number established and assigned by Dun and Bradstreet, Inc. (D&B) to uniquely identify business entities. A DUNS number may be obtained from D&B by telephone (currently 866-705-5711) or the Internet (currently at http://fedgov.dnb.com/webform).

Entity, as it is used in this award term, means all of the following, as defined at 2 CFR § 25, subpart C:

•	A Governmental organization, which is a State, local government, or Indian Tribe,

•	A foreign public entity,

•	A domestic or foreign nonprofit organization,

•	A domestic or foreign for-profit organization; and

•	A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

Subaward: Means a legal instrument to provide support for the performance of any portion of the substantive project or program for which the Recipient received this award and that the Recipient awards to an eligible subrecipient.

The term does not include the Recipient’s procurement of property and services needed to carry out the project or program (for further explanation, see Sec. ..210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non- Profit Organizations).

A subaward may be provided through any legal agreement, including an agreement that the Recipient considers a contract.

Subrecipient means an entity that:

Receives a subaward from the Recipient under this award; and

Is accountable to the Recipient for the use of the Federal funds provided by the subaward.

(39) FINAL INCURRED COST AUDIT (DECEMBER 2014)

In accordance with 2 CFR § 200 as amended by 2 CFR § 910, DOE reserves the right to initiate a final incurred cost audit on this award. If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

(40) INDEMNITY

The Recipient shall indemnify the Government and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys’ fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of Government officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions, or to the extent such liability arises from a nuclear incident or precautionary evacuation as defined by the Price Anderson Act.

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(41) FINANCIAL COMMITMENT/FUNDING PLAN

Not later than 90 days prior to the budget period start date:

a.  The Recipient shall provide to DOE an updated cost estimate for the subsequent budget along with evidence of firm commitments for the full private sector share of the subsequent budget cost. Such evidence may include executed loans, bond financing agreements, state or local grants, and third-party contribution agreements. For each non-governmental source of cost-sharing, the DOE may request audited financial statements for the most recent two years, which if requested will be provided directly to the DOE from such recipient.

b.  If firm commitments for the full private sector share of the subsequent budget period cost have not been secured, Recipient shall provide evidence of firm commitments made to date, as set forth in paragraph of this Section (42), and a detailed Funding Plan in accordance with the requirements set forth below:

•	The Funding Plan will demonstrate a reasonable plan to obtain the balance of funding for the private sector share of the project cost. The Funding Plan must identify all anticipated sources of the private sector cost-share such as bank loans, bond offerings, state or local grants, and equity contributions.

•	The Recipient shall provide a full description of any limitations, conditions or other factors that could affect the availability of funding. If third party financing will be a source of project funds, the Recipient shall discuss the timing, conditionality and terms and conditions of such financing.

•	If requested by the DOE, audited financial statements for the most recent two fiscal years shall be provided for each non-governmental source of funds. If a source does not have audited financial statements, that source should provide equivalent financial statements prepared by the party, in accordance with Generally Accepted Accounting Principles, and certified as to accuracy and completeness by the Chief Financial Officer of the party providing the statements.

•	The Recipient shall obtain and provide a commitment letter from each source, signed by an officer of the corporation or other entity that is authorized to commit the funding to the proposed project. The amount of funds to be provided, the timing of the funding, and any contingencies, should be specified. Commitment letters should identify the type of proposed cost sharing (e.g., cash, services, and/or property) to be contributed.

•	If in-kind contributions of property or services are proposed, the Recipient shall provide support for their valuation and explain how the valuation was determined.

•	If the project will be financed on a non-recourse basis, the Recipient shall provide a working financial model (in MS Excel 2003 or 2007) that provides projections of the project including an income statement, balance sheet, cash flow statement, and sources and uses of funds statement, all on an annual basis with appropriate supporting schedules. The financial projections should be developed in this financial model, commencing with the initial project development phase and extending through the period of operations needed to obtain funding. The model should be provided in electronic form including cell formulas so that review of the model assumptions and sensitivity calculations may be facilitated. The recipient shall provide a description and explanation for each of the financial, economic, and operating assumptions for the project. The assumptions should be consistent with and supported by the information provided in the project cost estimate.

In the event DOE determines that the information provided by Recipient is inadequate to assure the availability of full funding for the private sector share of the subsequent budget period, DOE reserves the right, at DOE’s discretion, to: (1) stop payment, (2) renegotiate the project scope and/or payment schedule, or (3) after Recipient is provided 30 days advance written notice and opportunity to cure, declare the grant terminated by mutual agreement. Should DOE declare the grant terminated, the Recipient shall be entitled to payment of DOE’s share of allowable project cost incurred prior to the date of termination plus the reasonable cost of terminating contracts. DOE’s maximum liability for project cost in the event of termination is [enter amount of max liability].

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(42) LOBBYING RESTRICTIONS (MARCH 2012)

By accepting funds under this award, the Recipient agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

(43) CORPORATE FELONY CONVICTION AND FEDERAL TAX LIABILITY ASSURANCES (MARCH 2014)

By entering into this agreement, the undersigned attests that X Energy, LLC has not been convicted of a felony criminal violation under Federal law in the 24 months preceding the date of signature.

The undersigned further attests that X Energy, LLC does not have any unpaid Federal tax liability that has been assessed, for which all judicial and administrative remedies have been exhausted or have lapsed, and that is not being paid in a timely manner pursuant to an agreement with the authority responsible for collecting the tax liability.

For purposes of these assurances, the following definitions apply:

A Corporation includes any entity that has filed articles of incorporation in any of the 50 states, the District of Columbia, or the various territories of the United States [but not foreign corporations]. It includes both for- profit and non-profit organizations.

(44) NONDISCLOSURE AND CONFIDENTIALITY AGREEMENTS ASSURANCES (JUNE 2015)

By entering into this agreement, the undersigned attests that X Energy, LLC does not and will not require its employees or contractors to sign internal nondisclosure or confidentiality agreements or statements prohibiting or otherwise restricting its employees or contactors from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.

The undersigned further attests that X Energy, LLC does not and will not use any Federal funds to implement or enforce any nondisclosure and/or confidentiality policy, form, or agreement it uses unless it contains the following provisions:

a.  ’‘These provisions are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights, or liabilities created by existing statute or Executive order relating to (1) classified information, (2) communications to Congress, (3) the reporting to an Inspector General of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (4) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive orders and statutory provisions are incorporated into this agreement and arecontrolling.’’

The limitation above shall not contravene requirements applicable to Standard Form 312, Form 4414, or any other form issued by a Federal department or agency governing the nondisclosure of classified information.

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Notwithstanding provision listed in paragraph (a), a nondisclosure or confidentiality policy form or agreement that is to be executed by a person connected with the conduct of an intelligence or intelligence-related activity, other than an employee or officer of the United States Government, may contain provisions appropriate to the particular activity for which such document is to be used. Such form or agreement shall, at a minimum, require that the person will not disclose any classified information received in the course of such activity unless specifically authorized to do so by the United States Government. Such nondisclosure or confidentiality forms shall also make it clear that they do not bar disclosures to Congress, or to an authorized official of an executive agency or the Department of Justice, that are essential to reporting a substantial violation of law.

(45) DATA MANAGEMENT PLAN (SEPT 2015)

a. (1) Not later than 90 days after the effective date of the award the Recipient must provide the Contracting Officer with a Data Management Plan. A Data Management Plan (“DMP”) explains how data generated in the course of the research or work performed under an assistance award will be shared and preserved or, when justified, explains why data sharing or preservation is not possible or scientifically appropriate. (2) In the event the Recipient fails to submit the DMP within 90 days after award or DOE determines that the of this Section (46), information provided by the Recipient in its DMP does not meet the requirements in section b), DOE may take one or more of the actions identified in 2 CFR 200.388, including, but not limited to, temporarily withholding payments to the Recipient pending correction of the deficiency, or wholly or partially suspending or terminating the Federal award.

b. DMP Requirements - In order for a DMP to be considered acceptable, the DMP must address the following:

•	At a minimum, the DMP must describe how data sharing and preservation will enable validation of the results from the proposed work, or how results could be validated if data are not shared or preserved.

•	The DMP must provide a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publication. This includes data that are displayed in charts, figures, images, etc. In addition, the underlying digital research data used to generate the displayed data should be made as accessible as possible in accordance with the principles stated above. This requirement could be met by including the data as supplementary information to the published article, or through other means. The published article should indicate how these data can be accessed.

•	The DMP should consult and reference available information about data management resources to be used in the course of the proposed research work. In particular, a DMP that explicitly or implicitly commits data management resources at a facility beyond what is conventionally made available to approved users should be accompanied by written approval from that facility. In determining the resources available for data management at DOE User Facilities, researchers should consult the published description of data management resources and practices at that facility and reference it in the DMP. Information about other DOE facilities can be found in the additional guidance from the sponsoring program.

•	The DMP must protect confidentiality, personal privacy, Personally Identifiable Information, and U.S. national, homeland, and economic security; recognize proprietary interests, business confidential information, and intellectual property rights; avoid significant negative impact on innovation, and U.S. competitiveness; and otherwise be consistent with all laws (e.g., export control laws), and DOE regulations, orders, and policies.

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c. Data Determination for a DMP

The Principal Investigator should determine which data should be the subject of the DMP and, in the DMP, propose which data should be shared and/or preserved in accordance with the DMP Requirements noted above.

For data that will be generated through the course of the proposed research/work, the Principal Investigator should indicate what types of data should be protected from immediate public disclosure by DOE (referred to as “protected data”) and what types of data that DOE should be able to release immediately. Similarly, for data developed outside of the proposed research work at private expense that will be used in the course of the proposed research work, the Principal Investigator should indicate whether that type of data will be subject to public release or kept confidential (referred to as “Limited Rights Data”). Any use of Limited Rights Data or labeling of data as “protected data” must be consistent with the DMP Requirements noted above.

d. Suggested Elements for a DMP - The following list of elements for a DMP provides suggestions regarding the data management planning process and the structure of the DMP:

•	Data Types and Sources: A brief, high-level description of the data to be generated or used through the course of the proposed research work and which of these are considered digital research data necessary to validate the research findings or results.

•	Content and Format: A statement of plans for data and metadata content and format including, where applicable, a description of documentation plans, annotation of relevant software, and the rationale for the selection of appropriate standards. Existing, accepted community standards should be used where possible. Where community standards are missing or inadequate, the DMP could propose alternate strategies for facilitating sharing, and should advise the sponsoring program of any need to develop or generalize standards.

•	Sharing and Preservation: A description of the plans for data sharing and preservation. This should include, when appropriate: the anticipated means for sharing and the rationale for any restrictions on who may access the data and under what conditions; a timeline for sharing and preservation that addresses both the minimum length of time the data will be available and any anticipated delay to data access after research findings are published; any special requirements for data sharing, for example, proprietary software needed to access or interpret data, applicable policies, provisions, and licenses for re-use and re-distribution, and for the production of derivatives, including guidance for how data and data products should be cited; any resources and capabilities (equipment, connections, systems, software, expertise, etc.) requested in the research proposal that are needed to meet the stated goals for sharing and preservation (this could reference the relevant section of the associated research proposal and budget request); and whether/where the data will be preserved after direct project funding ends and any plans for the transfer of responsibilities for sharing and preservation.

•	Protection: A statement of plans, where appropriate and necessary, to protect confidentiality, personal privacy, Personally Identifiable Information, and U.S. national, homeland, and economic security; recognize proprietary interests, business confidential information, and intellectual property rights; and avoid significant negative impact on innovation, and U.S. competitiveness.

•	Rationale: A discussion of the rationale or justification for the proposed data management plan including, for example, the potential impact of the data within the immediate field and in other fields, and any broader societal impact.

e. Additional Guidance

In determining which data should be shared and preserved, researchers must consider the data needed to validate research findings as described in the DMP Requirements, and are encouraged to consider the potential benefits of their data to their own fields of research, fields other than their own, and society at large.

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DMPs should reflect relevant standards and community best practices and make use of community accepted repositories whenever practicable.

Costs associated with the project description/scope of work and resources articulated in a DMP may be included in the proposed research budget as permitted by the applicable cost principles.

To improve the discoverability of and attribution for datasets created and used in the course of research, DOE encourages the citation of publicly available datasets within the reference section of publications, and the identification of datasets with persistent identifiers such as Digital Object Identifiers (DOIs). In most cases, DOE can provide DOIs free of charge for data resulting from DOE-funded research through its Office of Scientific and Technical Information (OSTI) DataID Service.

f. Definitions

Data Preservation: Data preservation means providing for the usability of data beyond the lifetime of the research activity that generated them.

Data Sharing: Data sharing means making data available to people other than those who have generated them. Examples of data sharing range from bilateral communications with colleagues, to providing free, unrestricted access to anyone through, for example, a web-based platform.

Digital Research Data: The term digital data encompasses a wide variety of information stored in digital form including: experimental, observational, and simulation data; codes, software and algorithms; text; numeric information; images; video; audio; and associated metadata. It also encompasses information in a variety of different forms including raw, processed, and analyzed data, published and archived data.

Research Data: The recorded factual material commonly accepted in the scientific community as necessary to validate research findings, but not any of the following: preliminary analyses, drafts of scientific papers, plans for future research, peer reviews, or communications with colleagues. This ‘recorded’ material excludes physical objects (e.g., laboratory samples). Research data also do not include:

•	Trade secrets, commercial information, materials necessary to be held confidential by a researcher until they are published, or similar information which is protected under law; and

•	Personnel and medical information and similar information the disclosure of which would constitute a clearly unwarranted invasion of personal privacy, such as information that could be used to identify a particular person in a research study.”

Validate: In the context of DMPs, validate means to support, corroborate, verify, or otherwise determine the legitimacy of the research findings. Validation of research findings could be accomplished by reproducing the original experiment or analyses; comparing and contrasting the results against those of a new experiment or analyses; or by some other means.

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(46) REPORTING OF MATTERS RELATED TO RECIPIENT INTEGRITY AND PERFORMANCE (DECEMBER 2015)(Revision)

a. General Reporting Requirement

If the total value of the Recipient’s currently active grants, cooperative agreements, and procurement contracts from all Federal awarding agencies exceeds $10,000,000 for any period of time during the period of performance of this Federal award, then the Recipient during that period of time must maintain the currency of information reported to the System for Award Management (SAM) that is made available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System FAPIIS)) about civil, criminal, or administrative proceedings described in this award term and condition. This is a statutory requirement under section 872 of Public Law 110-417, as amended (41 U.S.C. 2313). As required by section 3010 of Public Law 111-212, all information posted in the designated integrity and performance system on or after April 15, 2011, except past performance reviews required for Federal procurement contracts, will be publicly available.

b. Proceedings About Which The Recipient Must Report

Submit the information required about each proceeding that:

1. Is in connection with the award or performance of a grant, cooperative agreement, or procurement contract from the Federal Government;

2. Reached its final disposition during the most recent five year period; and

3. Is one of the following:

1)	A criminal proceeding that resulted in a conviction, as defined in this award term and condition,

2)	A civil proceeding that resulted in a finding of fault and liability and payment of a monetary fine, penalty, reimbursement, restitution, or damages of $5,000 or more,

3)	An administrative proceeding, as defined in this award term and condition, that resulted in a finding of fault and liability and the Recipient’s payment of either a monetary fine or penalty of $5,000 or more or reimbursement, restitution, or damages in excess of $100,000; or

4)	Any other criminal, civil, or administrative proceeding if:

a)	It could have led to an outcome described in this award term and condition,

b)	It had a different disposition arrived at by consent or compromise with an acknowledgment of fault on the Recipient’s part; and

c)	The requirement in this award term and condition to disclose information about the proceeding does not conflict with applicable laws and regulations.

c. Reporting Procedures

Enter in the SAM Entity Management area the information that SAM requires about each proceeding described in this award term and condition. The Recipient does not need to submit the information a second time under assistance awards that the Recipient received if the Recipient already provided the information through SAM because the Recipient was required to do so under Federal procurement contracts that the Recipient was awarded.

d. Reporting Frequency

During any period of time when the Recipient is subject to the requirement in this award term and condition, the Recipient must report proceedings information through SAM for the most recent five year period, either to report new information about any proceeding(s) that it has not reported previously or affirm that there is no new information to report. Recipients that have Federal contract, grant, and cooperative agreement awards with a cumulative total value greater than $10,000,000 must disclose semiannually any information about the criminal, civil, and administrative proceedings.

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e. Definitions

For purposes of this award term and condition:

1. Administrative proceeding means a non-judicial process that is adjudicatory in nature in order to make a determination of fault or liability (e.g., Securities and Exchange Commission Administrative proceedings, Civilian Board of Contract Appeals proceedings, and Armed Services Board of Contract Appeals proceedings). This includes proceedings at the Federal and State level but only in connection with performance of a Federal contract or grant. It does not include audits, site visits, corrective plans, or A. Reporting of Matters Related to Recipient Integrity and Performance.

2. Conviction, for purposes of this award term and condition, means a judgment or conviction of a criminal offense by any court of competent jurisdiction, whether entered upon a verdict or a plea, and includes a conviction entered upon a plea of nolo contendere.

3. Total value of currently active grants, cooperative agreements, and procurement contracts includes—

1)	Only the Federal share of the funding under any Federal award with a recipient cost share or match; and

2)	The value of all expected funding increments under a Federal award and options, even if not yet exercised.

(47) PERSONNEL (DECEMBER 2014)

The individual named in Block 14 of the Assistance Agreement is designated a key person; additional key personnel are listed below. Changes to designated key personnel or participating organizations require prior written DOE approval in accordance with 2 CFR 200.308.

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

(48) PROHIBITION ON PERSONALLY IDENTIFIABLE INFORMATION (PII)

The Recipient / Contractor must not provide PII, either printed or electronic, to the U.S. Department of Energy within any deliverable, report or submittal under this agreement / contract. Personally Identifiable Information (PII) is any information maintained by the Contractor / Recipient about an individual, including but not limited to, education, financial transactions, medical history and criminal or employment history, and information that can be used to distinguish or trace an individual’s identity, such as his/her name, social security number, date and place of birth, mother’s maiden name, biometric data, etc., and including any other personal information that is linked or linkable to a specific individual. This requirement must be incorporated into any and all subcontracts or subagreements to the lowest tier.

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(49) CONFIDENTIAL BUSINESS INFORMATION

The Government acknowledges that the recipient or its subcontractors may provide to DOE confidential or proprietary business, technical or financial information. DOE will manage this information consistent with the Trade Secrets Act, 18 U.S.C. §1905. DOE will also process any request for release of this information to the public consistent with the Freedom of Information Act (FOIA), 5 U.S.C. §552 and DOE’s FOIA regulations, 10 C.F.R Part 1004. DOE agrees that any confidential business, financial, and legal information provided by the recipient is not “data” within the meaning of the Rights in Data clause.

(50) CHANGE OF CONTROL

Change of Control is defined as any of the following:

1)	Any event by which any individual or entity other than the recipient becomes the beneficial owner of more than 50% of total voting power of the voting stock of the recipient;

2)	The recipient merges with or into any entity other than a transaction in which the shares of the recipient’s voting stock are converted into a majority of the voting stock of the surviving entity.

3)	The sale, lease or transfer of all or substantially all of the assets of the recipient to any individual or entity other than the recipient in one or a series of related transactions.

4)	The adoption of a plan relating to the liquidation or dissolution of the recipient; or

5)	Where the recipient is a wholly-owned subsidiary at the time of award or novation, and the recipient’s parent entity undergoes a Change of Control as defined in this section.

Upon any Change of Control or if DOE requests the information in writing, the recipient must provide the Contracting Officer with documentation identifying all parties who exercise control in the recipient at the time of award.

When there is a Change of Control of a recipient, or the recipient has reason to know a Change of Control is likely, the recipient must notify the Contracting Officer within thirty (30) days of its knowledge of such Change of Control. Such notification must include, at a minimum, copies of documents necessary to reflect the transaction that resulted or will result in the Change of Control, and identification of all entities, individuals or other parties to such transaction. Failure to notify the Contracting Officer of a Change of Control is grounds for suspension of the award or termination for failure to comply with the terms and conditions of the award.

The Contracting Officer must authorize a Change of Control for the purposes of the award. Failure to receive the Contracting Officer’s authorization for a Change of Control may lead to a suspension of the award, termination for failure to comply with the terms and conditions of the award, or imposition of special award conditions. Special award conditions may include, but are not limited to: Additional reporting requirements related to the Change of Control; and Suspension of payments due to the recipient.

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(51) AWARD PERIOD DURATION AND EXTENSION

Awards are for 5 – 7 years, as proposed by the applicant and approved by DOE (see Section (6), titled “Award Project Period and Budget Periods”. In addition, awards may be extended; such extensions may be exercised more than once, but the total extension of performance hereunder shall not exceed 3 years (for a total period of performance of 8 – 10 years). Note that these extensions are not considered “one-time cost extensions”, as contemplated by 2 CFR 200.308(d)(2).

Period of performance extensions must remain within the programmatic boundaries of the original Funding Opportunity Announcement (FOA) and be considered meritorious under the original merit review criteria of the announcement (FOA). Substantial changes to the project’s budget and/or scope or objectives will not be approved under this provision if the changes would not be acceptable under the original announcement.

Should the Recipient desire an extension of the period of performance, a written request is to be provided to the Contracting Officer no later than six months prior to the scheduled expiration of the project period. The request must detail the rationale/justification for the extension, as well as detail any other changes needed for the award to implement the extended period of performance.

The Contracting Officer will review the request and consider the value to the overall success of the project or increased significance and value to the extended project when reviewing request(s) for period of performance extensions. The Contracting Officer will provide the Recipient a preliminary written notice of its intent to extend the period of performance extension within 60 days after receipt of the request and request the recipient provide a revised project plan, budget and supporting documentation, and any other needed information. The preliminary notice does not commit the Government to an extension to the award.

After submission of any of the required information and DOE review and approval of it, the Contracting Officer may exercise the period of performance extension by written amendment to the award.

(52) ONE TIME EXTENSION

As permitted by 2 CFR 200.308(d)(2), a one-time extension of the period of performance by up to 12 months may be granted. However, the following restriction applies: Unilateral no cost time extensions by the recipient will NOT be permitted under this award.

The recipient must request any extension from DOE at least 60 days prior to the award’s period of performance end date, unless otherwise agreed to by DOE. Any no cost time extension must receive prior written approval from the DOE Contracting Officer.

(53) SPECIAL DISPOSITION OF PROPERTY AT THE END OF THE AWARD

The Government does not anticipate providing any Government Furnished Property (GFP) for this award. However, there will be substantial awardee acquired property. Property acquired under the award will need to be dispositioned at the end of the award. This is typically done by the Recipient either returning it to DOE or by the Recipient reimbursing DOE based on the fair market value (FMV) of the property and the DOE participation in the project, i.e., the cost sharing percentage which DOE contributed to the award. As this is a cost shared award under the financial assistance rules an awardee would normally reimburse DOE for the FMV of DOE’s share of any property acquired during performance of the award. However, DOE intends to permit the recipient to continue to use the property after the project period until its useful life (and value) are exhausted for the original purposes of the award.

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The intent of the ARD Project is that the Demo reactor not be owned or operated by DOE, but by the recipient, or another private entity; or by a Federal, tribal, state, or municipal utility. The provisions of 2 CFR 200 and 2 CFR 910 allow for the continued operation and use of the reactor by the original awardee. Novation may be allowable in accordance with the procedures of Chapter 1 of Title 48, CFR, Subpart 42.12. If the Recipient desires to sell the reactor to another entity (e.g., a utility, etc.) for continued operation at the end of the award, then DOE may require compensation based on the FMV and DOE participation in the project.

(54) COOPERATIVE AGREEMENT TERMINATION OR RECIPIENT SUSPENSION OF PROJECT WORK

In addition to the requirements set forth at 2 CFR 200.339(a)(4), regarding awardee termination of the award or suspension of work, the Recipient must provide the Contracting Officer written notification of its intent to terminate or otherwise suspend work under the award at least 90 days prior to any termination decision/proposed termination date or suspension of work. DOE and the recipient must concur on the terms of the termination or work suspension. To protect DOE’s interest, and notwithstanding other terms and conditions of this award, DOE will become the owner of all intellectual property acquired or developed under the agreement by the Recipient terminating the project with unlimited rights in that intellectual property unless otherwise agreed to in writing by the Contracting Officer. Also, if the Recipient terminates the award early prior to completion of the objectives or otherwise suspends work, property and equipment acquired under the award must be dispositioned in accordance with 2 CF 200.311 and 2 CFR 200.313.

(55) COST SHARING ON INVOICES SUBMITTED FOR PAYMENT

The recipient must at least meet its cost sharing minimum obligation (as calculated based on total cost incurred to date) on every invoice submitted for payment to ensure that its cost sharing requirement is always met on an on-going basis throughout performance, unless otherwise authorized by the Contracting Officer.

The recipients must contribute the required cost share amount incrementally over the life of the award. Standard Form 270, Request for Advance or Reimbursement (hereafter “Invoice”) is to be used for invoices. The recipient is required to submit an Invoice to DOE for payment for reimbursement as the project progresses; the recipient’s cost share amount listed for each billing period must always reflect not less than 50 percent from nonfederal sources overall cost share ratio for the current Budget Period, i.e., the amount of cost sharing included on each Invoice – and the cumulative amount of cost sharing listed relative to the total costs billed - must always be at least equal to the figure calculated by multiplying the total costs of the project incurred to date (including costs incurred by the FFRDC/NL) by the cost sharing percentage required by the award. If the recipient has incurred a greater amount of cost sharing than is required at that point in the Budget Period, the higher amount of cost sharing may be reflected on the Invoice - but in no case may the Invoice ever reflect a lower amount of cost share than is required.

(56) TEST AND EVALUATION

Test and evaluation of the advanced demonstration reactors will primarily be done by the U.S. Nuclear Regulatory Commission (NRC) for reactors to be licensed by the NRC.

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(57) LIABILITY DURING OPERATION OF THE ADVANCED DEMONSTRATION REACTOR

Notwithstanding any other terms of this Agreement, the Government shall not be responsible for or have any obligation to the recipient for operation of the advanced demonstration reactor or other recipient facilities operated in connection with the reactor, including any costs which may be incurred by the recipient in connection with the operation of the reactor or related facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement or following the end of the project period of this agreement.

(58). MILESTONES AND PAYMENTS

Recipient’s invoices may be submitted on a monthly, in a manner consistent with Article 8 (Payment Procedures) and Article 55 (Cost Sharing on Invoices Submitted for Payment). DOE staff will conduct invoice reviews on a monthly schedule.

DOE and the recipient will continuously evaluate the project execution team’s performance in adhering to the project schedule and in meeting the set of mutually-agreed-upon project milestones during each budget period, and at the budget continuation process at the end of each budget period. Continued invoice payments will be dependent on a determination of adequate project progress as determined by the DOE program manager and technical project officer.

(59) POST AWARD CONFERENCE

The recipient is required to attend a post-award conference. The recipient will contact the designated TPO for details regarding this meeting. DOE may limit the number of recipient personnel attending. All recipient personnel attending must have a valid ID for security clearance into the building.

(60) PROJECT MANAGEMENT PLAN

The Project Management Plan (PMP) submitted and approved in the application shall be maintained and implemented by the recipient throughout the project period of performance. Regular updates to the PMP shall be made by the recipient, as necessary, during project performance. All updates shall be submitted to DOE for review and approval.

Within 30 days following the post award conference as a first task, the recipient will revise the version of the PMP that was submitted with its application by including details from the negotiation process. The PMP, is updated by the recipient as the project progresses to reflect updates to the approved cost and schedule baselines. The Recipient prepares periodic reports which include schedule and budget variances. The PMP contains the project cost and schedule baseline and is used as a basis to report budget and schedule variances.

Post award, in conjunction with a PMP, DOE will jointly develop quality assurance requirements and plans with the Recipient to monitor performance to ensure standards are met. The PMP will not specify how the award recipient will do the work, but rather describe the work in terms of outcomes or results. The PMP will provide flexibility to account for variations and changes in requirements as the project progresses.

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(61) COORDINATION AND MANAGEMENT PLAN

If the recipient uses multiple project managers (PMs), the recipient must provide for DOE approval a “Coordination and Management Plan” that describes the organization structure of the project as it pertains to the designation of multiple PMs. This plan must be updated by the recipient throughout the project period, as necessary (with a copy of any update provided to DOE). The plan must include (at a minimum):

•	Process for making decisions on scientific/technical direction

•	Publications

•	Intellectual property issues

•	Communication plans

•	Procedures for resolving conflicts

•	PMs’ roles and administrative, technical, and scientific responsibilities for the project.

(62) WAIVER REQUESTS: PERFORMANCE OF WORK IN THE UNITED STATES

Work performed (i.e., purchases and labor) under awards must be performed in the U.S., unless otherwise approved as part of the original application, or during performance, by DOE in accordance with the thresholds set forth in this clause.

•      Below $1M: This requirement does not apply to the foreign purchase of supplies and equipment or for foreign labor (cumulative) performed below $1M; however, the Awardee should make reasonable efforts to perform labor and/or purchase supplies and equipment within the U.S. below this threshold.

•      At $1M or above, up to $5M, the awardee must notify DOE at least 30 days prior to foreign purchase of supplies and equipment or for foreign labor (cumulative) performed, using the Special Status report specified in the award’s Reporting Requirements checklist.

•      Over $5M, the awardee must obtain prior written DOE approval using the Waiver Request for Non-US Work at Appendix F, at least 30 days prior to the foreign purchase of supplies and equipment or for foreign labor (cumulative) performed.

In adherence to the above thresholds, awards proposing foreign purchase of supplies and equipment or for foreign labor performed must clearly specify what work is to be done, by which entity, where the work is to be performed, the estimated time period for the work, the estimated dollar value of the work and the rationale for doing the work outside the U.S.

The Awardee must flow down these requirements to its subrecipients.

(63) DOE APPROVAL FOR SUBAWARDS AND SUBCONTRACTS

The Recipient is required to obtain DOE approval on all subcontracts or subawards over $5 million, including all options and/or material modifications thereto, unless these are already otherwise listed in the award’s approved project narrative and/or as listed below:

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

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•	[**]

•	[**]
•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

For subawards, DOE intends to allow the recipient to make subawards to entities that are in the economic interest of the United States; this would be to companies that are either United States-owned, or that are incorporated or organized under the laws of any State and that have a parent company which is incorporated or organized under the laws of a country which affords to the United States-owned companies opportunities, comparable to those afforded to any other company, to participate in any joint venture similar to those authorized under the Energy Policy Act of 1992, 42 U.S.C. 13525; affords to United States-owned companies local investment opportunities comparable to those afforded to any other company; and affords adequate and effective protection for the intellectual property rights of United States-owned companies.

In addition, any prime award entity receiving funds of more than $200,000 under the DOE Advanced Small Modular Reactor Research and Development (R&D) program is ineligible to receive funding under this award for the advanced reactor demonstration project.

(64) TECHNICAL DIRECTION

Performance of the work under this award shall be subject to the technical direction of the DOE Technical Project Officer (TPO). The term “technical direction” is defined to include:

•	Providing direction to the Recipient that may redirect award effort, shift work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details, or otherwise serve to accomplish the project.

•	Providing written information to the Recipient that assists in interpreting drawings, specifications, or technical portions of the work description.

•	Reviewing and, where required by the award, approving, technical reports, drawings, specifications, and technical information to be delivered by the Recipient to the Government.

•	The Recipient will receive a copy of the written TPO designation from the Contracting Officer. It will specify the extent of the TPO’s authority to act on behalf of the Contracting Officer.

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Technical direction must be within the scope of work stated in the award. The TPO does not have the authority to, and may not, issue any technical direction that—

•	Constitutes an assignment of additional work outside the Project Narrative,

•	Constitutes a change,

•	In any manner causes an increase or decrease in the total estimated award project cost or the time required for award performance,

•	Changes any of the expressed terms, conditions or specifications of the award,

•	Interferes with the Recipient’s right to perform the terms and conditions of the award. All technical direction shall be issued in writing by the TPO; or

•	Conflicts with US NRC issued permits, licenses or guidance under which the project is performing.

The Recipient must proceed promptly with the performance of technical direction duly issued by the TPO in the manner prescribed by this clause and within its authority under the provisions of this clause. If, in the opinion of the Recipient, any instruction or direction by the TPO falls within one of the categories defined as being beyond its authority, in this Section (65), the Recipient must not proceed and must notify the Contracting Officer in writing within five (5) working days after receipt of any such instruction or direction and must request the Contracting Officer to modify the award accordingly. Upon receiving the notification from the Recipient, the Contracting Officer must—

•	Advise the Recipient in writing within thirty (30) days after receipt of the Recipient’s letter that the technical direction is within the scope of the award effort and does not constitute a change under the Changes clause of the award,

•	Advise the Recipient in writing within a reasonable time that the Government will issue a written change order; or

•	Advise the Recipient in writing within a reasonable time not to proceed with the instruction or direction of the TPO.

A failure of the Recipient and Contracting Officer either to agree that the technical direction is within the scope of the award or to agree upon the award action to be taken with respect to the technical direction will be subject to a final decision by the Contracting Officer.

(65) TECHNICAL PROJECT OFFICER/PROJECT MANAGER AUTHORITY

The DOE Technical Project Officer/Project Manager assigned to this award is not authorized to issue, and the Recipient is not required to follow, any technical advice that constitutes work which:

•	is not within the agreed work scope approved by the award,

•	in any manner causes an increase or decrease in the total estimated Project cost or in the time required for performance of the Project,

•	has the effect of changing any of the terms or conditions of the award,

•	unduly interferes with the recipient’s contractual negotiations or obligations with third-parties,

•	unduly interferes with recipient’s health, safety, security, and environmental obligations whether provided by statute, ordinance or regulation (“law”), or recipient corporate policy that is consistent with law,

•	interferes with the recipient’s right to perform the project in accordance with the terms and conditions of the award; or

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•	Conflicts with US NRC issued permits, licenses or guidance under which the project is performing.

(66) AWARD TERMINATION

Government financial assistance rules permit a cooperative agreement to be terminated in whole or in part by the non- Federal entity upon sending to DOE written notification setting forth the reasons for such termination, the effective date, and, in the case of partial termination, the portion to be terminated. However, given the importance of the ARD, an awardee can only terminate the award with prior notice to DOE at least 90 days prior to the planned termination date, unless a different time period is approved by the Contracting Officer.

(67) ADMINISTRATION BY NON-FEDERAL PERSONNEL

The Government may use non-Federal personnel to conduct award oversight and administrative activities. Non-Federal personnel used must sign conflict of interest and non-disclosure agreements prior to doing any of this kind of work regarding the award.

(68) RECIPIENT INSPECTION REQUIREMENTS

The recipient is responsible for performing the work (including any needed inspections, tests, etc.) under this cooperative agreement such that it conforms to award requirements, including the award’s project plan as well as any applicable technical requirements DOE may also perform specialized inspections or tests in a manner that will not unduly delay work, as it deems necessary.

“Work,” as used in this Section (69), includes services performed, workmanship, and material furnished or used in performing work under the award.

The recipient shall provide and maintain an inspection system acceptable to the Government covering the work under this award. DOE may perform inspections as necessary to determine Recipient compliance with the cooperative agreement requirements. NRC may also perform technical inspections as required as part of the licensing process. The Recipient is responsible to maintain work records, including of inspections and tests, and provide those when requested by either DOE or NRC.

Complete records of work performed (including inspections and tests) by the recipient shall be maintained and made available to the Government during award performance and for as long afterwards as the award requires. The Government has the right to inspect the work called for by the award, to the extent practicable at all places and times during the term of the award. The Government shall perform inspections in a manner that will not unduly delay the work.

If any of the work performed does not conform with award requirements, the Government may require the recipient to perform the work again in conformity with award requirements. In accordance with 2 CFR § 200.338, if the recipient fails to comply with Federal statutes, regulations or the terms and conditions of the award, DOE may impose one or more of the additional specific award conditions described in § 200.207 Specific conditions, as appropriate for the circumstances.

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(69) REAL ESTATE (LAND) TRANSACTION APPROVAL

Should the Recipient propose to acquire land for the project, the Recipient must comply with the Uniform Relocation and Assistance and Real Property Acquisition Act (URA), as implemented by 49 CFR § 24. At least 60 days prior to consummating a land acquisition under the award, the Recipient must submit the proposed real estate transaction to DOE for review and approval by a DOE Real Estate Contracting Officer (RECO). This will be done within 30 days of the Recipient’s submission of the real estate transaction to DOE.

Should the Recipient propose that the project is located on DOE- or other Federally-controlled land, an out grant agreement will be required. This will provide a grant of interest or right to the Recipient to use government real property by a lease, easement, license, or permit for the project. This agreement will be subject to normal DOE real estate activity rules and procedures; the Recipient must contact the Contracting Officer at least 150 days in advance of the land need date for guidance and to begin making the arrangements for the out grant.

(70) PREPARATION OF COST ESTIMATE FOR CONSTRUCTION OF THE ADVANCED DEMONSTRATION REACTOR

a. As agreed to by the parties during performance, the recipient must submit a detailed cost estimate for the construction portion of the Advanced Demonstration Reactor; the cost estimate must be submitted on the forms agreed to by the parties or on copies of those forms. The Recipient will be required to certify that to the best of its knowledge and belief, the cost estimate data are accurate, complete, and current when submitting the cost estimate, and to re-certify this as of the date of agreement on the cost estimate by the parties, or if applicable, an earlier date agreed upon between the parties that is as close as practicable to the date of agreement on the cost estimate.

b. The cost estimate form may require the recipient to categorize the costs using various categories, including-

1)	Costs provided by subcontractors on a lump sum basis,

2)	Costs provided by subcontractors on target price basis,

3)	Costs provided by subcontractors on a cost reimbursable basis,

4)	Costs provided by subcontractors on a time and material basis,

5)	Costs provided by subcontractors on firm/ fixed price per Unit of construction (e.g. yard of safety related concrete); or

6)	Any combination of paragraphs (b)(1) through (b)(5) of this term.

c. If the recipient does not submit the construction cost estimate on all required items, failure to do so may result in the award being terminated without further consideration.

(71) RESERVED

(72) RESERVED

(73) RESERVED

(74) RESERVED

(75) ORGANIZATION AND DIRECTION OF THE CONSTRUCTION WORK FOR THE ADVANCED DEMONSTRATION REACTOR

When the construction portion of this award is executed, the Recipient shall submit to the Contracting Officer a chart showing the project organization with key personnel to be employed in connection with the work under this award, and their respective duties. The Recipient shall keep the data furnished current by supplementing it as additional information becomes available.

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Work performance under this award shall be under the full-time resident direction of (1) the Recipient, if the Recipient is an individual; (2) one or more principal partners, if the Recipient is a partnership; or (3) one or more senior officers, if Recipient is a corporation, association, or similar legal entity. However, if the Contracting Officer approves, the Recipient may be represented in the direction of the work by a specific person or persons holding positions other than those identified in this paragraph.

(76) SUBAWARDS

a. Definitions. As used in this clause-

“Approved purchasing system” means a Recipient’s purchasing system that has been reviewed and approved by DOE.

“Consent to subaward” means the Contracting Officer’s written consent for the Recipient to enter into a particular subaward.

The terms Subaward and Subrecipient are defined in 2 CFR 200, Subpart A.

b. If the Recipient does not have an approved purchasing system, consent to subaward is required for any subaward that was not already approved as part of the recipient’s initial application submitted and selected for award in response to the Funding Opportunity Announcement for this program and that (1) Is of the cost- reimbursement, time-and-materials, or labor-hour type; or (2) Is fixed-price and exceeds either $250,000 or 5 percent of the total estimated cost of the award. The Recipient shall notify the Contracting Officer reasonably in advance of placing any subrecipient modification thereof for which consent is required under paragraph (b) of this clause, including the following information:

i.	A description of the supplies or services to be sub awarded.

ii.	Identification of the type of subaward to be used.

iii.	Identification of the proposed subrecipient.

iv.	The proposed subaward price.

v.	A negotiation memorandum reflecting-

1)	The principal elements of the subaward price negotiations,

2)	The most significant considerations controlling establishment of initial or revised prices,

3)	The reasons for any significant difference between the Recipient’s price objective and the price negotiated; (a) The Recipient is not required to notify the Contracting Officer in advance of entering into any subaward for which consent is not required under paragraph (b) of this Section (77)

c. Unless the consent or approval specifically provides otherwise, neither consent by the Contracting Officer to any subaward nor approval of the Recipient’s purchasing system shall constitute a determination:

1)	Of the acceptability of any subaward terms or conditions,

2)	Of the allowability of any cost under this award; or

3)	To relieve the Recipient of any responsibility for performing this award

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d.	The Recipient shall give the Awarding Officer immediate written notice of any action or suit filed and prompt notice of any claim made against the Recipient by any subrecipient or vendor that, in the opinion of the Recipient, may result in litigation related in any way to this award, with respect to which the Recipient may be entitled to reimbursement from the Government.

(77) GOVERNMENT ACCESS TO CONSTRUCTION PROJECT INFORMATION

The Contracting Officer shall have access to recipient construction project information. This access shall be limited to the minimum necessary as determined by the Contracting Officer to verify the Recipient is successfully and efficiently performing the construction portion of the project. The Contracting Officer will make reasonable efforts to ensure this access does not interfere with or unduly delay project work. Access includes but is not limited to the following:

o	Drawings and specifications

o	Construction and Execution plans

o	Resource loaded schedules

o	Design functions and requirements for the site final design review

o	Risk management plans

o	Value management and engineering studies and/or plans

o	Acquisition strategies

o	Project execution plans

o	Project controls including earned value management systems

o	Qualifications of the integrated project team.

o	Financial/cost share strategy for funding the construction project

(78) RESERVED

(79) RESERVED

(80) WORK OVERSIGHT IN ENGINEERING, PROCUREMENT, CONSTRUCTION CONTRACT AWARDS

The extent and character of the work to be done by the Recipient shall be subject to these terms and conditions, and the general oversight direction, and approval of the Contracting Officer, and as necessary, the NRC.

(81) RESERVED

(82) ARCHITECTURAL BARRIERS ACT OF 1968 (42 U.S.C. § 4151 ET SEQ.) - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

The Recipient must ensure that all persons have ready access to, and use, of buildings regardless of disability in the design, construction or alteration of buildings and facilities financed with Federal funds to the extent practicable consistent with existing applicable statute and NRC regulations.

(83) EQUAL EMPLOYMENT OPPORTUNITY UNDER E.O. 11246 – CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

E.O. 11246, as amended, requires the recipient and subrecipients performing federally assisted construction projects to provide equal opportunity, without regard to race, color, religion, sex or national origin, to persons employed or seeking employment with them.

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(84) PERFORMANCE AND PAYMENT BONDS- CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

Prior to commencement of construction of the advanced reactor, bonding requirements must be met by the recipient. To do this, the recipient may provide DOE with its proposed bonding policy and requirements; these should be submitted to DOE concurrent with the recipient’s continuation award budget(s) which include construction work, but in any event must be provided to the Contracting Officer for review/approval at least 120 days prior to the planned beginning of construction. DOE may accept the bonding policy and requirements of the recipient provided that the Contracting Officer makes a determination that the Federal interest is adequately protected. The required bonds must at least cover the Government portion of the construction cost, but may cover 100 percent of the construction cost as an allowable cost under this award. At a minimum, requirements must be as follows:

A performance bond on the part of the recipient for 100 percent of the Government share of the construction cost. A “performance bond” is one executed in connection with a contract for the construction to secure fulfillment of all the Recipient’s/subcontractor’s obligations under such contract/subcontract.

A payment bond on the part of the Recipient/subcontractor for 100 percent of the Government share construction contract cost. A “payment bond” is one executed in connection with the construction contract to assure payment as required by law of all persons supplying labor and material in the execution of the work provided for in the contract.

Other information pertaining to this is as follows:

Definitions. As used in this clause-

a. “Original award ceiling” means the award price for the construction of the advanced reactor.

b. Forms for required bonds. The recipient shall furnish performance and payment bonds to the Contracting Officer as follows:

Performance bonds – use Standard Form 25.

Payment Bonds – use Standard Form 25A

Additional bond protection

c. The Government may require additional performance and payment bond protection if the price for the construction of the advanced reactor is increased. The increase in protection generally will equal 100 percent of the increase in award price.

d. Furnishing executed bonds. The Recipient shall furnish all executed bonds, including any necessary reinsurance agreements, to the Contracting Officer, within the time period specified by the Contracting Officer, but in any event, at least 120 days prior to starting work.

e. Surety or other security for bonds. The bonds shall be in the form of firm commitment, supported by corporate sureties whose names appear on the list contained in Treasury Department Circular 570, individual sureties, or by other acceptable security such as postal money order, certified check, cashier’s check, irrevocable letter of credit, or, in accordance with Treasury Department regulations, certain bonds or notes of the United States. Treasury Circular 570 is published in the Federal Register or may be obtained from the:

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U.S. Department of the Treasury,

Financial Management,

Service Surety Bond Branch,

3700 East West Highway,

Room 6 F01,

Hyattsville, MD 20782.

Or via the internet at http://www.fms.treas.gov/c570/.

(85) RESERVED

(86) RESERVED

(87) RESERVED

(88) RESERVED

(89) RESERVED

(90) CONSTRUCTION PERFORMANCE REPORTS

For the most part, onsite technical inspections and certified percentage of completion data will be relied on heavily by DOE to monitor progress under the award for construction. However, DOE may require additional performance reports when considered necessary and as directed by the Contracting Officer.

(91) REPORTING ON REAL PROPERTY

The recipient must submit reports at least annually on the status of real property in which the Federal Government retains an interest, unless the Federal interest in the real property extends 15 years or longer. If the Federal interest attached is for a period of 15 years or more, DOE, at its option, may require the recipient to report at various multi-year frequencies (e.g., every two years or every three years, not to exceed a five-year reporting period; or a Federal awarding agency or pass- through entity may require annual reporting for the first three years of a Federal award and thereafter require reporting every five years). Unless otherwise specified by the Contracting Officer, recipient format for this reporting is acceptable.

(92) MATERIAL AND WORKMANSHIP FOR THE CONSTRUCTION OF THE ADVANCED DEMONSTRATION REACTOR

All equipment, material, and articles incorporated into the work covered by this award shall comply with applicable NRC quality assurance and safety-related regulations, and (upon issuance) the License for the advanced demonstration reactor.

If work is performed at a Federal location, the Contracting Officer may require, in writing, that the Recipient remove from the work any employee the Contracting Officer deems incompetent, careless, or otherwise objectionable.

(93) PERMITS AND RESPONSIBILITIES - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

For the construction portion of this award, the Recipient shall be responsible for obtaining any necessary licenses and permits, and for complying with any Federal, State, and municipal laws, codes, and regulations applicable to the performance of the work. Expenses associated with such permits and licenses shall be deemed allowable costs that are eligible for DOE cost share.

The Recipient shall be responsible for all damages to persons or property that occur as a result of the Recipient’s fault or negligence. The Recipient shall also be responsible for all materials delivered and work performed until completion and acceptance of the entire work, except for any completed unit of work which may have been accepted under the award.

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(94) EXCUSABLE DELAYS - CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

Except for defaults of subcontractors or subrecipients at any tier, the Recipient shall be in an excusable delay position because of any failure to perform this cooperative agreement under its terms if the failure arises from causes beyond the control and without the fault or negligence of the Recipient. Examples of these causes are (1) acts of God or of the public enemy, (2) acts of the Government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. In each instance, the failure to perform must be beyond the control and without the fault or negligence of the Recipient. “Default” includes failure to make progress in the work so as to endanger performance.

If the failure to perform is caused by the failure of a subcontractor or subrecipient at any tier to perform or make progress, and if the cause of the failure was beyond the control of both the Recipient and subcontractor/subrecipient, and without the fault or negligence of either, the Recipient shall not be deemed to be in default,- unless-

•	The subcontracted supplies or services were obtainable from other sources,

•	The Contracting Officer ordered the Recipient in writing to purchase these supplies or services from the other source; and

•	The Recipient failed to comply reasonably with this order.

Upon request of the Recipient, the Contracting Officer shall ascertain the facts and extent of the failure. If the Contracting Officer determines that any failure to perform results from one or more of the causes above, the completion time shall be revised, subject to the rights of the Government to terminate this cooperative agreement.

(95) RESERVED

(96) BUDGET TRANSFERS BETWEEN CONSTRUCTION AND NON-CONSTRUCTION WORK

This award includes both construction and non-construction work. In the event that a single budget period contains scope of work for both construction and non-construction work, the recipient is required to notify DOE at least 30 days in advance of making any fund or budget transfers between the two types of work supported that exceed a cumulative value of $2M within a specific budget period, considering the immediate transfer as well as all prior transfers within the current budget period, unless otherwise authorized by the Contracting Officer.

(97) DIRECT COST FUNDS TRANSFERS

The Recipient is restricted from transferring funds between direct cost categories within the total budget; the cumulative amount of such transfers must not exceed $2M for the current Budget Period, as last approved by DOE. For funds transfers that are greater than$2M, the recipient must obtain prior DOE Contracting Officer approval.

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(98) RESTRICTION ON SMR FUNDING

Any prime award entity other than a national laboratory that receives fiscal year 2020 funds of more than $200,000 under the US Department of Energy Advanced Small Modular Reactor Research and Development (SMR R&D) program is not eligible to receive fiscal year 2020 funds from within the Advanced Reactor Demonstration Program. Further, funds provided under the Advanced Reactor Demonstration project award are not permitted to be used for the SMR R&D award activities.

(99) CONTINGENCY FOR CONSTRUCTION OF THE ADVANCED DEMONSTATION REACTOR

a. Contingency is that part of a budget estimate of future construction costs associated with possible events or conditions arising from causes the precise outcome of which is indeterminable at the time of estimate, and that experience shows will likely result, in aggregate, in additional costs for the project. Amounts for major project scope changes, unforeseen risks, or extraordinary events are excluded from contingency estimates.

b. It is permissible for contingency amounts, other than those excluded in paragraph (a) of this clause, to be explicitly included in budget estimates for the construction portion of this award, to the extent they are necessary to improve the precision of those estimates. Amounts must be estimated using broadly-accepted cost estimating methodologies, specified in the budget documentation of the award, and accepted by DOE. As such, any contingency amounts are to be included in the award. In order for actual costs incurred to be allowable, they must comply with the cost principles, other requirements in this award, and national policy requirements; be necessary and reasonable for proper and efficient accomplishment of project; and be verifiable from the recipient’s records.

c. Payments made by DOE to the recipient’s “contingency reserve” or any similar payment, made for events the occurrence of which cannot be foretold with certainty as to the time or intensity, or with an assurance of their happening, are unallowable, except as noted in § 200.431 Compensation—fringe benefits regarding self- insurance, pensions, severance and post-retirement health costs, and § 200.447 Insurance and indemnification.

(100) RESERVED

(101) DOE RIGHT TO REVIEW RECIPIENT SYSTEMS

During performance of this award, DOE reserves the right for any reason to assess the recipient’s continued ability to manage the financial aspects of an award and its plans to accomplish project activities with reasonable economy and efficiency. The standards for acceptable financial management are found at 2 CFR Part 200.302. This may include a review of different recipient systems, including but not limited to:

1)	The recipient’s accounting system to determine whether it is adequate for the accumulation and segregation of costs on a project-by-project basis and whether its books of account are adequate for and suited to the organization’s business.

2)	The recipient’s purchasing procedures to determine if they exist in written form and whether they result in effective, economical, and well-documented procurement.

3)	The recipient’s personnel practices and procedures to determine if they exist in written form, whether they provide for adequate separation of responsibilities for hiring, dismissal, promotion, etc., and whether the organization can meet the cost principle standards for documenting its payroll.

4)	The existence and adequacy of other written procedures governing travel, use of consultants, and property management.

5)	The organizational structure and assignment of functional responsibilities to determine whether the organization can adequately safeguard its assets provide accurate and dependable financial and cost data, and whether employees can adequately discharge their responsibilities and adhere to established policies.

6)	The recipient’s make-or-buy program when necessary to ensure negotiation of reasonable award prices, satisfactory performance, or implementation of socioeconomic policies.

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Intellectual Property Provisions (CDSB-115)
Cooperative Agreement - Special Data Statute
Research, Development, or Demonstration

Domestic Small Business

01.	FAR 52.227-1	Authorization and Consent (DEC 2007) Alternate I (APR 1984)

02.	FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)

03.	2 CFR 910 Appendix A of Subpart D	Rights in Data – Programs Covered under Special Data Statutes

04.	2 CFR 910 Appendix A of Subpart D	Patent Rights (Small Business Firms and Nonprofit Organizations)

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01. FAR 52.227-1 Authorization and Consent (DEC 2007) Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor shall include the substance of this clause, including this paragraph (b), in all subcontracts that are expected to exceed the simplified acquisition threshold. However, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in the Contractor's possession pertaining to such claim or suit. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor shall include the substance of this clause, including this paragraph (c), in all subcontracts that are expected to exceed the simplified acquisition threshold.

(End of clause)

03. 2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means

(i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

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Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

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(2) The Recipient shall have the right to—

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in paragraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in paragraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

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(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in paragraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient—

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

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(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

Protected Rights Notice

These protected data were produced under agreement no.         with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until (Note:) The period of protection of such data is fully negotiable, but cannot exceed the applicable statutorily authorized maximum), unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's (insert name of program or other applicable activity) program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

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(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data. (Note: It is expected that this paragraph will specify certain types of mutually agreed upon data that will be available to the public and will not be asserted by the recipient/contractor as limited rights or protected data).

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in paragraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

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04. 2 CFR 910, Appendix A of Subpart D, Patent Rights (Small Business Firms and Nonprofit Organizations)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization is defined in 2 CFR 200.70.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

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(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient's business to which the invention pertains.

(2) The Recipient's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency's licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

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(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency's licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action To Protect Government's Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non- technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.”

(g) Subaward/Contract

(1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors' subject inventions.

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(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 2 CFR 910.362(c).

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) Special Provisions for Awards With Nonprofit Organizations

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If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient's licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary's review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).

(l) Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m) Electronic Filing

Unless otherwise specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed.

(End of clause)

12	CDSB-115

DE-NE0009040

B2 STATEMENT OF SUBSTANTIAL INVOLVEMENT

X-energy and Energy Northwest Deploy First
Commercial-Scale Advanced Reactor by [**]

DEMOS

a. DOE anticipates having substantial involvement during the project period, through technical assistance, advice, intervention, integration with other awardees performing related activities, and technical transfer activities. The recipient's responsibilities are listed in paragraph b and DOE's responsibilities are listed in paragraph c.

b. Recipient's responsibilities.

The recipient is responsible for:

1.	Performing the activities supported by this award, including providing the required personnel, facilities, equipment, construction, licensing activities, supplies andservices;

2.	Defining approaches and plans, submitting the plans to DOE for review, and incorporating DOE's comments;

3.	Managing and conducting the project activities, including coordinating with DOE contractors as needed;

4.	Attending annual program review meetings and reporting project status;

5.	Submitting technical reports as stated in the Federal Assistance Reporting Checklist, and incorporating DOE comments;

6.	Updating project costs and performance data in the DOE-NE Performance Information Collection System (PICS). Recipient personnel will update project information at the work breakdown level agreed to in separate negotiations. Schedules will be developed at the appropriate level of detail to define work, key milestones will be provided with the reasonable costs assigned, and personnel will be assigned clear responsibility to update and submit work package information; and

7.	Presenting project results at appropriate technical conferences or meetings as directed by the DOE Project Officer.

8.	Providing DOE-NE Program Accrual Information. DOE requires the monthly tracking of uncosted obligations on financial assistance awards in the DOE accounting system to assist DOE in accomplishing more accurate project management and to more accurately recognize Department liabilities to the recipient. DOE personnel do this internally by subtracting paid costs and any costs accrued (yet to be paid incurred costs of the recipient) from the amounts obligated on the financial assistance award. In accomplishing this, DOE may request the recipient provide additional cost accrual information to accurately estimate/document the accrual in the DOE accounting system. If such information is needed DOE will normally do this using an e-mail to the recipient requesting the recipient identify the dollar value of work it has performed each month but not yet invoiced as of month end. Recipients will cooperate with DOE in providing the needed cost accrual information.

1

DE-NE0009040

c. DOE responsibilities.

Normal Federal Stewardship Responsibilities

DOE is responsible for executing normal Federal stewardship responsibilities, including:

1.	Approving recipient plans prior to award.

2.	Providing technical assistance prior to the start of the activity and assuring the recipient understands this prior to award, if requested by the recipient.

3.	Providing technical assistance to correct deficiencies in project or financial performance when reports or monitoring indicates some sort of problem.

4.	Performing site visits.

5.	Reviewing financial, performance, and audit reports.

6.	Performing technical reviews to determine whether to continue funding the next budget period.

7.	Reviewing performance to ensure that the objectives, terms, and conditions of the award are accomplished.

8.	Providing general administrative requirements, such as prior approvals required by the financial assistance regulations and/or OMB Circulars.

9.	Reviewing performance after completion.

DOE Substantial Federal Involvement

DOE has substantial involvement in work performed under cooperative agreements made as a result of this FOA. DOE does not limit its involvement to the administrative requirements of the Award. Instead, DOE has substantial involvement in collaborating with the recipient on the direction and redirection of various aspects of the project as a whole. Substantial involvement includes, but is not limited to, the following:

1.	DOE may collaborate with the recipient on the management, control, direction, and performance of the Project.

2.	DOE may make any continuation application contingent upon the recipient’s changing the conduct or performance of work under this if recipient is not meeting agreed upon project milestones.

3.	DOE may participate in mutually-agreed major project decision-making processes.

4.	DOE may promote and facilitate technology awareness activities, including disseminating program results through presentations and publications, subject to provisions on maintaining protection of confidential or proprietary information.

5.	DOE may serve as scientific/technical liaison between awardees and other project stakeholders.

In addition, DOE may perform the following in the conduct of the award:

1.	Reviewing in a timely manner annual project work plans, deliverables, and/or continuation requests and modifications, as well as technology transfer plans, and collaborating with recipient on the work effort if the plans do not address critical programmatic issues;

2

DE-NE0009040

2.	Conducting semiannual and/or annual program review meetings to ensure adequate progress and that the work accomplishes the program and project activities. At the appropriate project review meetings, the award recipient will provide progress status and issues and present the detailed work plan and budget requirements for the following period. In addition to these scheduled reviews, DOE may conduct unscheduled reviews, if necessary, on a non-interference basis, which may be used by DOE for assessments of whether to have continued performance of the awards.

3.	Collaborating with recipient on redirection of work or shifting work emphasis, if needed; participating in recipient periodic project status, technical or progress review meetings and conference calls; this includes additional monitoring to permit specified kinds of collaboration on direction or redirection of the work because of interrelationships with other projects;

4.	Promoting and facilitating technology transfer activities, including disseminating program results through presentations and publications, subject to provisions on maintaining protection of confidential or proprietary information;

5.	Serving as scientific/technical liaison between awardees and other program or industry staff;

6.	Oversight of recipient progress to help ensure the projects achieve their intended results. This may include collaboration with recipient on shifting work emphasis, within the various projects, if necessary, to achieve project goals. If work scope changes are required, they will be negotiated when the continuation funding is approved;

7.	Assisting recipient with coordination between reactor vendors and power companies to ensure vendor engineering and design activities support the ARDP project requirements;

8.	Setting project milestones together with recipient for review as part of each continuation application;

9.	Coordinating the conduct of independent reviews of the project baseline and review of project status against project milestones in advance of each continuation application; and

10.	Review and approval of one stage before work can begin on a subsequent stage.

11.	The power to immediately halt an activity, if performance specifications (e.g., construction specifications) are not met or unsafe practices are identified.

d. There are limitations on recipient and DOE responsibilities and authorities in the performance of the project activities. Performance of the project activities must be within the scope of the Statement of Objectives, the terms and conditions of the Cooperative Agreement, and the funding and schedule constraints.

3

DOE F 4600.2
(03/2017)

All Other Editions Are Obsolete

U.S.Department of Energy

FEDERAL ASSISTANCE REPORTING CHECKLIST
AND INSTRUCTIONS

1. Identification Number: DE-NE0009040	2. Program/Project Title:
3. Recipient: X Energy, LLC 7701 Greenbelt Rd Suite 320 Greenbelt, MD20770-6517	X-energy and Energy Northwest Deploy First Commercial-Scale Advanced Reactor by [**]
4. Reporting Requirements:	Frequency	Addresses
A. MANAGEMENT REPORTING ☑ Research Performance Progress Report (RPPR) (RD & D Projects) ☐ Progress Report (Non - RD & D Projects) ☑ Special Status Report	O F O	https://fedconnect.net & (A B C E ) https://fedconnect.net & (A B C E )

B. SCIENTIFIC/TECHNICAL REPORTING

(Dissemination of results is required for RD&D projects. Reports & other S&T publications/products must be submitted using the appropriate DOE Announcement Notice(AN) located at: https:www.osti.gov/elink )

Product			Announcement Notice(AN)
☑	Scientific & Technical Reporting Product
	A.	Journal Article-Accepted Manuscript	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
	B.	Scientific/Technical Conference Paper /Presentation or Proceedings	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
	C.	Scientific/Technical Software & Manual	DOE AN 241.4	A	https://www.osti.gov/elink/241-4.jsp https://fedconnect.net
	D.	Other STI (e.g., dissertation/thesis, see instructions)	DOE AN 241.3	O	https://www.osti.gov/elink-2413 https://fedconnect.net
☑	Final Scientific/Technical Report		DOE AN 241.3	F	https://www.osti.gov/elink-2413 https://fedconnect.net

C. FINANCIAL REPORTING ☑ SF -425, Federal Financial Report	Q F	https://fedconnect.net & (A B E )
D. CLOSEOUT REPORTING ☑ Patent Certification ☑ SF -428 & 428B Final Property Report ☐ Other (see special instructions)	F F	https://fedconnect.net & (A E ) https://fedconnect.net & (A E )

E. OTHER REPORTING ☑ Annual Indirect Cost Proposal ☑ Audit of For-Profit Recipients ☑ SF -428 Tangible Personal Property Report Forms Family ☐ Other (see special instructions)	O O O	https://fedconnect.net (or Cognizant Federal Agency) & (A E ) https://fedconnect.net & send to CFO at: DOE-Audit-Submission@hq.doe.gov & (A E ) https://fedconnect.net & (A E )

FREQUENCY CODES AND DUE DATES:
A - Within 5 calendar days after events or as specified	F - Final; within 90 calendar days after expiration or termination of award.
Y - Yearly; within 90 days after the end of the reporting period.	Y180 - Yearly; within 180 days after the end of the recipient’s fiscal year.
Q - Quarterly; within 30 days after end of the reporting period.	S - Semiannually; within 30 days after end of reporting period.
O - Other; See special instructions for further details.

5. Special Instructions: [Insert special instructions to recipient for unique reporting requirements or reporting requirements with frequency of O]

Your performance in providing on-time report deliverables will be monitored by Procurement Services Division (PSD), Idaho Operations Office, Department of Energy. Reports not received by the specified due date are late. Overdue, inaccurate, or non-conforming reports are not acceptable. PSD will withhold payments or take other administrative actions as needed for non-compliance with reporting requirements. Only the Contracting Officer may waive or excuse required reports.

In order for accurate logging and processing of reports, it is critical that reports be sent to all the specified addressees and in the manner requested. PSD receives a copy of all reports via psdrept@id.doe.gov. The message subject line must include the award number.

Message Subject Line Example: DE-NE000XXXX, 4Q SF 269A Report.

The official award number must also be identified on all reports. A project number, if assigned by the program manager, may also be included, but is not a substitute for the official award number.

Special Instructions:

A. Management Reporting:

- Research Performance Progress Report - Reports that address the Research Performance Progress Report Template item under Management Reports will be provided monthly. DOE personnel will work with the recipient to define the information required, and this information will be entered into the Office of Nuclear Energy’s Program Information Collection System (PICS), which will be used to monitor post-award project performance.

- Special Status Report – See frequency in Section A below

B. Scientific/Technical Reporting:

- Scientific & Technical Reporting Product – Within 30 days after document is issued, presented, or announced. In addition to the osti.gov and fedconnect.net email addresses the Scientific/Technical Reporting also requires a copy to be sent to [**]

E. Other Reporting:

- Reports are to be submitted on an annual basis.

REPORT ADDRESSEES

A.	Procurement Services Division (PSD): [**]
B.	DOE Project Manager: [**]
C.	DOE Headquarters Program Manager: [**]
D.	Technical Monitor:
E.	Technical Project Officer: [**]
F.
G.

Federal Assistance Reporting Instructions

A.	MANAGEMENT REPORTING

For awards involving RD&D a Research Performance Progress Report is required to be submitted. For all other awards a Progress Report is required to be submitted.

Either the Research Performance Progress Report (RPPR) or the Progress Report must be checked, but not both.

Research Performance Progress Report (RPPR) (RD&D Projects)

See the attachment entitled “Research Performance Progress Report” for instructions on what the Recipient is to include in the RPPR.

Progress Report (Non-RD&D Projects)

The Recipient must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	The DOE award and report information:

a.	The DOE Award Number (as it appears on the award face page)

b.	Recipient Name (as it appears on the award face page)

c.	Project Title

d.	PD/PI Name, Title and Contact Information (e-mail address and phone number)

e.	Name of Submitting Official, Title, and Contact Information (e-mail address and phone number), if other than PD/PI

f.	Project Period (Start Date, End Date)

g.	Report Submission Date

h.	Reporting Period Start and End Date

2.	A written comparison of the actual project accomplishments with the project goals and objectives established for the reporting period; if goals and/or objectives for the reporting period were not met, a detailed description of the variance shall be provided.

3.	A discussion of what was accomplished under these goals and objectives established for this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

4.	Cost Status. A comparison of the approved budget by budget period and the actual costs incurred during the reporting period shall be provided. If cost sharing is required, the cost breakdown shall show the DOE share, recipient share, and total costs.

5.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variances. You may use your own project management system to provide this information.

6.	Describe any changes during the reporting period in project approach and the reasons for these changes. Remember, significant changes to the project objectives and scope require prior approval by the Contracting Officer.

7.	Describe any actual or anticipated problems or delays and any actions taken or planned to resolve them.

8.	Describe any absence or changes of key personnel or changes in consortium/teaming arrangement during the reporting period.

9.	List and describe any product produced or technology transfer activities accomplished during this reporting period, such as:

A.	Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

B.	Web site or other Internet sites (list the URL) that reflect the results of this project.

C.	Networks or collaborations fostered.

D.	Technologies/Techniques (Identify and Describe).

E.	Inventions/Patent Applications (Identify and Describe with date of application)

F.	Other products, such as data or databases, physical collections, audio or video, software or NetWare, models, educational aid or curricula, instruments or equipment (Identify and Describe).

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B.	SCIENTIFIC/TECHNICAL REPORTING

The dissemination of scientific and technical information (STI) ensures public access to the results of federally funded research. STI refers to information products in any medium or format used to convey results, findings, or technical innovations from research and development or other scientific and technological work that are prepared with the intention of being preserved and disseminated in the broadest sense applicable (i.e., to the public or, in the case of controlled unclassified information or classified information, disseminated among authorized individuals). Access to and archival of DOE-funded STI are managed by the DOE Office of Scientific and Technical Information (OSTI). For information about OSTI see http://www.osti.gov

For more information on STI submittals, see http://www.osti.gov/stip/submittal

By properly notifying DOE OSTI about the published results, the information will be made publicly accessible and discoverable through DOE web-based products.

NOTE: SCIENTIFIC/TECHNICAL PRODUCTS INTENDED FOR PUBLIC RELEASE MUST NOT CONTAIN PROTECTED PERSONALLY IDENTIFIABLE INFORMATION (PII). PII is defined as any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of the following types of information: social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc., which could be misused if made publicly available.

1.	Scientific and Technical Reporting Products

a.	Journal Article-Accepted Manuscript

Recipients are encouraged to publish their work in scholarly journals. When/if a recipient has an article accepted for publication in a peer-reviewed journal they are required to announce the publication to OSTI as detailed below. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist.

Public access to peer-reviewed scholarly publications can be achieved by following these instructions. If the Recipient has a journal article accepted for publication which contains information/data produced under the award, then the Recipient must submit an AN 241.3 for the author’s full-text version of the accepted manuscript, as described below, at the time the article meets the status of being “accepted” for publication. The Federal Government’s right to use the data produced under a Federal award is established in 2 CFR 200.315(d), U.S. Government’s retained license to published results of federally funded research.

Content. The Recipient is to announce to DOE the final peer-reviewed accepted manuscript (AM), i.e., the version of the journal article content that has been peer reviewed and accepted for publication in a journal, by providing a persistent link to the accepted manuscript on the recipient’s publicly accessible institutional repository or submitting the full text (see Electronic Submission Process below). The Recipient should NOT submit the journal’s published version of the article, i.e., the Recipient should NOT submit a copyrighted reprint. The Recipient should not submit the content of peer reviews or a commitment to publish. The Recipient should provide only the accepted manuscript content intended to be the published article.

DOE will make no additional review of the content of an AM because the AM is a version of the journal article with the content to be published (i.e., publicly released) by the journal publisher. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. DOE may choose to defer providing public access until an administrative interval period has passed.

The Recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate and that it is not a copyrighted reprint, i.e., the final version of the published article. Recipients are reminded that the article is to include an acknowledgement of Federal support and a disclaimer.

Electronic Submission Process. The Journal Article-Accepted Manuscript must be announced via the DOE Energy Link System (E-Link) by submitting a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink-2413).

Within the AN 241.3, provide relevant journal information (article title, journal name, volume, issue, and any other pertinent publication information). Also provide a persistent link to the repository location of the accepted manuscript. An example of an acceptable persistent link is a URL to the specific location of the Journal Article-Accepted Manuscript hosted on a public, openly accessible university research publications website. If a persistent link is not available or if the website has access restrictions (preventing public access), then the Recipient must upload the full-text of the Accepted Manuscript using the AN 241.3 and E-Link instructions.

Full-text of accepted manuscripts must be in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf- creation for PDF document creation.

b.	Scientific/Technical Conference Paper/Presentation or Proceedings

Recipients are encouraged to announce Scientific and Technical Conference Papers/Presentations if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the Recipient in technical reports, accepted journal articles, or other STI. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist. Instructions for how to announce such STI can be found below. In cases where the Recipient is required to create and submit a Conference Proceedings, the Frequency will be “F – Final.”

Content. The content should include: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor. Also include an acknowledgement of Federal support and a disclaimer.

Electronic Submission Process. Scientific/technical conference papers/presentations or proceedings must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink-2413).

DOE will not review conference papers or presentations prior to making publicly available via OSTI since they were already presented in a public setting during a conference. The Recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that PII, proprietary, export control or classified information shall be protected. The Recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate for and has been publicly released.

Scientific/technical conference papers or proceedings that are textual documents must be submitted in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation. Audiovisual formats, such as PowerPoint (PPT) or video presentations, may be submitted as a Microsoft PPT file or audiovisual file by selecting the appropriate format on the AN 241.3 for the file to be uploaded or, in the case of videos posted on a publicly available website, by providing a link to the specific video. Format options and other instructions can be found at http://www.osti.gov/stip/audiovisualsti.

c.	Scientific/Technical Software & Manual

Content. When a Recipient submits software to OSTI for dissemination, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts, unless otherwise specified in the award.

Submission Process. The software submission must be accompanied by a completed DOE Announcement Notice (AN) 241.4 “Announcement of U.S. Department of Energy Computer Software.” The announcement notice and instructions are available on E-Link at https://www.osti.gov/elink/241-4.jsp. The AN 241.4 may be filled online and submitted electronically, with a printed copy or note accompanying the shipped software package.

Software (including user guide or manual) must be submitted on computer disk (CD) shipped via regular mail to:

Energy Science and Technology Software Center

P.O. Box 1020

Oak Ridge, TN 37831

d.	Other STI

Recipients are encouraged to announce other forms of STI especially if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the Recipient in technical reports, accepted journal articles, or other STI. This Reporting Requirement will be denoted with the Frequency “O – Other” on the Checklist.

Other types of STI produced which may be for used for public dissemination of project results include: dissertation/thesis, patent, book, or other similar products. These types of STI may also be announced using DOE AN 241.3 by following instructions on the E-Link website ( https://www.osti.gov/elink-2413).

2.	Final Scientific/Technical Report

For R&D type awards where a Final Scientific/Technical Report is required, recipients are required to create and submit a final technical report. This Reporting Requirement will be denoted with the Frequency “F – Final” on the Federal Assistance Reporting Checklist.

The scientific/technical report is intended to increase the diffusion of knowledge gained by DOE-funded research, and all requirements shall be interpreted in that light.

Content. Research findings and other significant STI resulting from the DOE-sponsored R&D project shall be included in the final scientific/technical report, subject to the following provisions:

1.	The scientific/technical report is to cover the entire project period. For Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) awards, a final scientific/technical report must be submitted after the completion of each phase, e.g., Phase I, Phase II, and sequential Phase II, as described in the Special Instructions.

2.	STI that is publicly accessible need not be duplicated in the report if a citation with a link to where the information may be found is included in the report. For example, articles found in PAGES (i.e., DOE’s Public Access Gateway for Energy and Science, http://www.osti.gov/pages/) are accessible to the public.

3.	Provide identifying information: the DOE award number; sponsoring program office; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

4.	Include an acknowledgment of Federal support and a disclaimer, which must appear in the publication of any material as noted in the terms and conditions.

5.	Include any limitations on public release of the report, if applicable. If the document being submitted contains patentable material or protected data (i.e., data first produced in the performance of the award that is protected from public release for a period of time by terms of the award agreement, e.g., SBIR protected data), then (1) prominently display on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data (e.g., SBIR protected data) and (2) clearly identify patentable or protected data on each page of the report. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports. Any restrictive markings must also be noted in the distribution limitation section of the Announcement Notice (AN) 241.3 (see Electronic Submission Process, below). No protected PII should be included (see PII definition).

6.	Provide an abstract or executive summary, which should be a minimum of one paragraph and written in terms understandable by an educated layperson. (Refer to http://www.osti.gov/stip/standards for ANSI/NISO guidance as needed.) The abstract included in an application may serve as a model for this.

7.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, and findings. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the results in a manner that conveys to the scientific community the STI created during the project. To minimize duplication, the report may reference STI, including journal articles, that is publicly accessible. See also #2.

8.	For guidance offered by the National Information Standards Organization on typical attributes and content of a technical report, if needed, refer to ANSI/NISO Z39.18-2005 (R2010), Scientific and Technical Reports – Preparation, Presentation, and Preservation (see http://www.osti.gov/stip/standards).

Electronic Submission Process. The final scientific/technical report must be submitted via the DOE Energy Link System (E-Link) with a completed electronic version of DOE Announcement Notice (AN) 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” The Recipient can complete, upload, and submit the DOE AN 241.3 online via E-Link ( https://www.osti.gov/elink-2413).

The Recipient must mark the appropriate block in the “Intellectual Property/Distribution Limitations” Section of the DOE AN 241.3. Reports that are electronically uploaded must not contain any limited rights data (proprietary data), classified information, protected PII, information subject to export control classification, or other information not subject to release. During the upload process, the Recipient must self-certify that no content of this nature is being submitted. For assistance with reports containing such content, contact the Contracting Officer.

Text documents must be submitted in Adobe Portable Document Format (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Please refer to http://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

C.	FINANCIAL REPORTING

The Recipient must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at https://www.grants.gov/web/grants/forms/post-award- reporting-forms.html.

D.	CLOSEOUT REPORTS

Final Invention and Patent Report

The Recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.” This form is available at http://energy.gov/management/office-management/operational-management/financial-assistance/financial- assistance-forms under Reporting Forms.

Final Property Report

See Instructions under SF-428 Tangible Personal Property Report Forms Family below.

E.	OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the recipient’s fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs. The format and content of the indirect cost proposal should follow the Defense Contract Audit Agency’s (DCAA) ICE Model in order to be considered an adequate proposal.

DCAA’s ICE Model can be found on the DCAA website at: https://www.dcaa.mil/Checklists-Tools/ICE- Model/.

Cognizant Agency. The Recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving its indirect costs. If the DOE awarding office is the cognizant agency, the Recipient must submit their annual indirect cost proposal to https://www.fedconnect.net/fedconnect/default.aspx.

Audit of For-Profit Recipients

As required by 2 CFR parts 910.500 through 910.521, a For-Profit entity which expends $750,000 or more during their fiscal year in DOE awards must have a compliance audit conducted for that year.

Submission: The compliance audit report(s) must be submitted to DOE within the earlier of 30 days after receipt of the auditor’s report(s) or nine months after the end of the audit period (Recipient’s fiscal year-end). The compliance audit report must be submitted, along with audited financial statements (if applicable), to the appropriate DOE Contracting Officer at https://www.fedconnect.net/fedconnect/default.aspx as well as to the DOE Office of the Chief Financial Officer (CFO) at DOE-Audit-Submission@hq.doe.gov.

SF-428 Tangible Personal Property Report Forms Family

Requirement. The SF-428 is a forms family consisting of 5 forms: the SF-428, SF-428-A, SF-428-B, SF-428-C and SF-428S. Fillable versions of the SF-428 forms are temporarily available at https://www.reginfo.gov/public/do/PRAViewIC?ref_nbr=201002-3090-001&icID=192059. The SF-428 is the cover page and the submitter attaches the appropriate form or forms as listed on the SF-428.

•	The SF-428A is the Annual report, due Oct 30th of each calendar year.
•	The SF-428B is the Final Award Closeout Report, due 90 calendar days after completion or termination of the award.
•	The SF-428C is the Disposition Report/Request.
•	The SF-428S is the supplemental form for the SF-428-A, SF-428-B, and SF-428-C.

If at any time during the award the Recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the Recipient must submit an annual inventory of this property to the DOE Administrator using the SF-428 and SF-428-A forms at the address on page 1 of this checklist no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th. The SF-428 and SF-428-B reports are required 90 calendar days after completion or termination of award to complete the closeout process.

Content of Inventory. As required on the SF-428-A and SF-428-S forms, the inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds. The location of property should be listed under the Comments section. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

Attachment 1

RESEARCH PERFORMANCE PROGRESS REPORT

Standard Cover Page Data Elements and Reporting Categories

The standard cover page data elements shown below, as well as mandatory and optional components comprise the complete research performance progress report format. Each category in the RPPR is a separate reporting component. Each component is marked to indicate if it is optional or mandatory. Mandatory components must be addressed in each report, optional are at your discretion. For Optional components, if you have nothing significant to report during the reporting period on a question or item, state “Nothing to Report,” if there are reportable items, please submit according to the instructions for each section.

1.	COVER PAGE DATA ELEMENTS: Mandatory

a.	Federal Agency and Organization Element to Which Report is Submitted

b.	Federal Grant or Other Identifying Number Assigned by Agency

c.	Project Title

d.	PD/PI Name, Title and Contact Information (e-mail address and phone number)

e.	Name of Submitting Official, Title, and Contact Information (e-mail address and phone number), if other than PD/PI

f.	Submission Date

g.	DUNS Number

h.	Recipient Organization (Name and Address)

i.	Project/Grant Period (Start Date, End Date)

j.	Reporting Period End Date

k.	Report Term or Frequency (annual, semi-annual, quarterly, final, other)

l.	Signature of Submitting Official (electronic signatures (i.e., Adobe Acrobat) are acceptable)

2.	ACCOMPLISHMENTS: Mandatory

What was done? What was learned?

The information provided in this section allows the agency to assess whether satisfactory progress has been made during the reporting period. The PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer.

a.	What are the major goals and objectives of this project?

List the major goals of the project as stated in the approved application or as approved by the agency. Describe the proposed technical approach to obtain those goals. If the application lists milestones/target dates for important activities or phases of the project, identify these dates and show actual completion dates or the percentage of completion. Generally, the goals will not change from one reporting period to the next. However, if the awarding agency approved changes to the goals during the reporting period, list the revised als and objectives. Also explain any significant changes in approach or methods from the agency approved application or plan.

b.	What was accomplished under these goals?

For this reporting period describe: 1) major activities; 2) specific objectives; 3) significant results or key outcomes, including major findings, developments, or conclusions (both positive and negative); and/or 4) other achievements. Include a discussion of stated goals not met. As the project progresses, the emphasis in reporting in this section should shift from reporting activities to reporting accomplishments.

c.	What opportunities for training and professional development has the project provided?

Describe opportunities for training and professional development provided to anyone who worked on the project or anyone who was involved in the activities supported by the project. “Training” activities are those in which individuals with advanced professional skills and experience assist others in attaining greater proficiency. Training activities may include, for example, courses or one-on-one work with a mentor. “Professional development” activities result in increased knowledge or skill in one’s area of expertise and may include workshops, conferences, seminars, study groups, and individual study. Include participation in conferences, workshops, and seminars not listed under major activities.

If the project was not intended to provide training and professional development opportunities or there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	How have the results been disseminated to communities of interest?

Describe how the results have been disseminated to communities of interest. Include any outreach activities that have been undertaken to reach members of communities who are not usually aware of these research activities, for the purpose of enhancing public understanding and increasing interest in learning and careers in science, technology, and the humanities.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

e.	What do you plan to do during the next reporting period to accomplish the goals and objectives?

Describe briefly what you plan to do during the next reporting period to accomplish the goals and objectives.

If there are no changes to the agency-approved application or plan for this project or if this is the final report, state “Nothing to Report.”

3.	PRODUCTS: Optional

What has the project produced?

Publications are the characteristic product of research. Agencies evaluate what the publications demonstrate about the excellence and significance of the research and the efficacy with which the results are being communicated to colleagues, potential users, and the public, not the number of publications. Many projects (though not all) develop significant products other than publications. Agencies assess and report both publications and other products to Congress, communities of interest, and the public.

List any products resulting from the project during the reporting period. Examples of products include: publications, conference papers, and presentations; website(s) or other Internet site(s); technologies or techniques; inventions, patent applications, and/or licenses; and other products, such as data or databases, physical collections, audio or video products, software or NetWare, models, educational aids or curricula, instruments or equipment, research material, interventions (e.g., clinical or educational), new business creation or any other public release of information related to the project.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

a.	Publications, conference papers, and presentations

Report only the major publication(s) resulting from the work under this award. There is no restriction on the number. However, Agencies are interested in only those publications that most reflect the work under this award in the following categories:

i.	Journal publications. List peer-reviewed articles or papers appearing in scientific, technical, or professional journals. Include any peer-reviewed publication in the periodically published proceedings of a scientific society, a conference, or the like. A publication in the proceedings of a one-time conference, not part of a series, should be reported under “Books or other non- periodical, one-time publications.”

Identify for each publication: Author(s); title; journal; volume: year; page numbers; status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no). Also see instructions under B. Scientific/Technical Reporting regarding the submission of accepted manuscripts and other STI as appropriate.

ii.	Books or other non-periodical, one-time publications. Report any book, monograph, dissertation, abstract, or the like published as or in a separate publication, rather than a periodical or series. Include any significant publication in the proceedings of a one-time conference or in the report of a one-time study, commission, or the like.

Identify for each one-time publication: author(s); title; editor; title of collection, if applicable; bibliographic information; year; type of publication (book, thesis or dissertation, other); status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no).

iii.	Other publications, conference papers and presentations. Identify any other publications, conference papers and/or presentations not reported above. Specify the status of the publication as noted above.

b.	Website(s) or other Internet site(s)

List the URL for any Internet site(s) that disseminates the results of the research activities. A short description of each site should be provided. It is not necessary to include the publications already specified above in this section.

c.	Technologies or techniques

Identify technologies or techniques that have resulted from the research activities. Describe the technologies or techniques and how they are being shared.

d.	Inventions, patent applications, and/or licenses

Identify inventions, patent applications with date, and/or licenses that have resulted from the research. Submission of this information as part of an interim or final Research Performance Progress Report is not a substitute for any other invention reporting required under the terms and conditions of an award.

e.	Other products

Identify any other significant products that were developed under this project. Describe the product and how it is being shared. Examples of other products are: Data or databases; Physical collections; Audio or video products; Software or NetWare; Models; Educational aids or curricula; Instruments or equipment; Research material (e.g., germplasm, cell lines, DNA probes, animal models); Interventions (e.g clinical, educational); new business creation; and Other.

4.	PARTICIPANTS & OTHER COLLABORATING ORGANIZATIONS: Optional

Who has been involved?

Agencies need to know who has worked on the project to gauge and report performance in promoting partnerships and collaborations. The following information on participants and other collaborating organizations during this reporting period must be provided:

a.	What individuals have worked on the project?

Provide the following information for: (1) Project director(s)/Principal investigator(s) (PDs/PIs); and (2) each person who has worked, and was funded by the project, at least one person month per year on the project during the reporting period, regardless of the source of compensation (a person month equals approximately 160 hours of effort). Please note that such reporting does not constitute a formal institutional report of effort on the project, but rather is used by agency program staff to evaluate the progress of the project during a given reporting period.

i.	Provide the name and identify the role the person played in this project.

Indicate the total number of months (including partial months) (Calendar, Academic, Summer) that the individual worked on this project. Using the project roles identified below, select the most senior role in which the person worked on the project for any significant length of time. For example, if an undergraduate student graduated, entered graduate school, and continued to work on the project, show that person as a graduate student, preferably explaining the change in involvement.

ii.	Project Roles:

PD/PI

Co PD/PI

Faculty

Community College Faculty

Technical School Faculty

K-12 Teacher

Postdoctoral (scholar, fellow or other postdoctoral position)

Other Professional

Technician

Staff Scientist (doctoral level)

Statistician

Graduate Student (research assistant)

Non-Student Research Assistant

Undergraduate Student

Technical School Student

High School Student

Consultant

Research Experience for Undergraduates (REU) Participant

Other (specify)

iii.	Describe briefly how this person contributed to this project.

If information is unchanged from a previous progress report, provide the name only and indicate “no change.”

iv.	Identify the person’s state, U.S. territory, and/or country of residence. State whether this person has collaborated internationally.

If the participant was U.S.-based, state whether this person collaborated internationally with an individual located in a foreign country, and specify whether the person traveled to the foreign country as part of that collaboration, and, if so, what the duration of stay was. The foreign country(ies) should be identified.

If the participant was not U.S.-based, state whether this person traveled to the U.S. or another country as part of a collaboration, and, if so, what the duration of stay was. The destination country should be identified.

Example:

1.	Name: Mary Smith
2.	Total Number of Months: 5.5
3.	Project Role: Graduate Student
4.	Researcher Identifier: 1234567
5.	Contribution to Project: Ms. Smith has performed work in the area of combined error-control and constrained coding.
6.	State, U.S. territory, and/or country of residence: Michigan, U.S.A.
7.	Collaborated with individual in foreign country: Yes
8.	Country(ies) of foreign collaborator: China
9.	Travelled to foreign country: Yes
10.	If traveled to foreign country(ies), duration of stay: 5 months

b.	Has there been a change in the active other support of the PD/PI(s) or senior/key personnel since the last reporting period?

Describe active other support for the PD/PI(s) or senior/key personnel whose support has changed and what the change has been (e.g., a previously active grant that has closed, a previously pending grant that is now active). Active other support includes all financial resources, whether Federal, non-Federal, commercial or organizational, available in direct support of an individual’s research endeavors, including, but not limited to, research grants, cooperative agreements, contracts, or organizational awards, (e.g., Federal, State, local or foreign government agencies, public or private foundations, industrial or other commercial organizations). Annotate this information so it is clear what has changed from the previous submission. Other support does not include prizes or gifts.

Submission of active other support information is not necessary for pending changes or for changes in the level of effort for active support reported previously. DOE requires prior written approval if a change in active other support significantly impacts the effort on this award.

If there is nothing significant to report during this reporting period or no change from the previous reporting period, state “Nothing to Report.”

c.	What other organizations have been involved as partners?

Describe partner organizations – academic institutions, other nonprofits, industrial or commercial firms, state or local governments, schools or school systems, or other organizations (foreign or domestic) – that have been involved with the project. Partner organizations may provide financial or in-kind support, supply facilities or equipment, collaborate in the research, exchange personnel, or otherwise contribute.

Provide the following information for each partnership:

1.	Organization Name:

2.	Location of Organization: (if foreign location list country)

3.	Partner’s contribution to the project: (identify one or more)

i.	Financial support;

ii.	In-kind support (e.g., partner makes software, computers, equipment, etc., available to project staff);

iii.	Facilities (e.g., project staff use the partner’s facilities for project activities);

iv.	Collaborative research (e.g., partner’s staff work with project staff on the project);

v.	Personnel exchanges (e.g., project staff and/or partner’s staff use each other’s facilities, work at each other’s site).

vi.	Other

4.	More detail on partner and contribution (foreign or domestic).

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	Have other collaborators or contacts been involved?

Some significant collaborators or contacts within the recipient’s organization may not be covered by “What people have worked on the project?” Likewise, some significant collaborators or contacts outside the recipient’s organization may not be covered under “What other organizations have been involved as partners?”

For example, describe any significant:

1.	collaborations with others within the recipient’s organization, especially interdepartmental or interdisciplinary collaborations;

2.	collaborations or contact with others outside the organization; and

3.	collaborations or contacts with others outside the United States or with an international organization.

Identify the state(s), U.S. territory(ies), or country(ies) of collaborations or contacts.

It is likely that many recipients will have no other collaborators or contacts to report.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

5.	IMPACT: Optional

What was done? What was learned?

Over the years, this base of knowledge, techniques, people, and infrastructure is drawn upon again and again for application to commercial technology and the economy, to health and safety, to cost-efficient environmental protection, to the solution of social problems, to numerous other aspects of the public welfare, and to other fields of endeavor.

The taxpaying public and its representatives deserve a periodic assessment to show them how the investments they make benefit the nation. Through this reporting format, and especially this section, recipients provide that assessment and make the case for Federal funding of research and education.

Agencies use this information to assess how their research programs: increase the body of knowledge and techniques; enlarge the pool of people trained to develop that knowledge and techniques or put it to use; and improve the physical, institutional, and information resources that enable those people to get their training and perform their functions.

This component will be used to describe ways in which the work, findings, and specific products of the project have had an impact during this reporting period. Describe distinctive contributions, major accomplishments, innovations, successes, or any change in practice or behavior that has come about as a result of the project relative to: the development of the principal discipline(s) of the project; other disciplines; the development of human resources; teaching and educational experiences; physical, institutional, and information resources that form infrastructure; technology transfer (include transfer of results to entities in government or industry, adoption of new practices, or instances where research has led to the initiation of a startup company); society beyond science and technology; or foreign countries.

a.	What was the impact on the development of the principal discipline(s) of the project?

Describe how findings, results, and techniques that were developed or extended, or other products from the project made an impact or are likely to make an impact on the base of knowledge, theory, and research and/or pedagogical methods in the principal disciplinary field(s) of the project. Summarize using language that a lay audience can understand (Scientific American style). How the field or discipline is defined is not as important as covering the impact the work has had on knowledge and technique. Make the best distinction possible, for example, by using a “field” or “discipline”, if appropriate, that corresponds with a single academic department (i.e., physics rather than nuclear physics).

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

b.	What was the impact on other disciplines?

Describe how the findings, results, or techniques that were developed or improved, or other products from the project made an impact or are likely to make an impact on other disciplines.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

c.	What was the impact on the development of human resources?

Describe how the project made an impact or is likely to make an impact on human resource development in science, engineering, and technology. For example, how has the project: provided opportunities for research and teaching in the relevant fields; improved the performance, skills, or attitudes of members of underrepresented groups that will improve their access to or retention in research, teaching, or other related professions; developed and disseminated new educational materials;provided scholarships; or provided exposure to science and technology for practitioners, teachers, young people, or other members of the public?

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

d.	What was the impact on teaching and educational experiences?

Describe how the project made an impact or is likely to make an impact on teaching and educational experiences. For example, has the project: developed and disseminated new educational materials; led to ideas for new approaches to course design or pedagogical methods; or developed online resources that will be useful for teachers and students and other school staff?

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

e.	What was the impact on physical, institutional, and information resources that form infrastructure?

Describe ways, if any, in which the project made an impact, or is likely to make an impact, on physical, institutional, and information resources that form infrastructure, including: physical resources such as facilities, laboratories, or instruments; institutional resources (such as establishment or sustenance of societies or organizations); or information resources, electronic means for accessing such resources or for scientific communication, or the like.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

f.	What was the impact on technology transfer?

Describe ways in which the project made an impact, or is likely to make an impact, on commercial technology or public use, including: transfer of results to entities in government or industry; instances where the research has led to the initiation of a start-up company; or adoption of new practices.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

g.	What was the impact on society beyond science and technology?

Describe how results from the project made an impact, or are likely to make an impact, beyond the bounds of science, engineering, and the academic world on areas such as: improving public knowledge, attitudes, skills, and abilities; changing behavior, practices, decision making, policies (including regulatory policies), or social actions; or improving social, economic, civic, or environmental conditions.

If there is nothing significant to report during this reporting period, state “Nothing to Report.”

h.	What percentage of the award’s budget was spent in foreign country(ies)?

Describe what percentage of the award’s budget was spent in foreign country(ies). If more than one foreign country is involved, identify the distribution between the foreign countries. U.S.-based recipients should provide the percentage of the budget spent in the foreign country(ies) and/or, if applicable, the percentage of the budget obligated to foreign entities as first-tier subawards.

Recipients that are not U.S.-based should provide the percentage of the direct award received, excluding all first-tier subawards to U.S. entities. If applicable, provide separately the percentage of the budget obligated to non-U.S. entities as first-tier subawards.

6.	CHANGES/PROBLEMS: Optional

The PD/PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer. If not previously reported in writing, provide the following additional information, if applicable: Changes in approach and reasons for change; Actual or anticipated problems or delays and actions or plans to resolve them; Changes that have a significant impact on expenditures; Significant changes in use or care of animals, human subjects, and/or biohazards.

a.	Changes in approach and reasons for change

Describe any changes in approach during the reporting period and reasons for these changes. Remember that significant changes in objectives and scope require prior approval of the Contracting Officer.

b.	Actual or anticipated problems or delays and actions or plans to resolve them

Describe problems or delays encountered during the reporting period and actions or plans to resolve them.

c.	Changes that have a significant impact on expenditures

Describe changes during the reporting period that may have a significant impact on expenditures, for example, delays in hiring staff or favorable developments that enable meeting objectives at less cost than anticipated.

d.	Significant changes in use or care of human subjects, vertebrate animals, biohazards, and/or select agents

Describe significant deviations, unexpected outcomes, or changes in approved protocols for the use or care of human subjects, vertebrate animals, biohazards and/or select agents during the reporting period. If required, were these changes approved by the applicable institution committee and reported to the agency? Also specify the applicable Institutional Review Board/Institutional Animal Care and Use Committee approval dates.

e.	Change of primary performance site location from that originally proposed

Identify any change to the primary performance site location identified in the proposal, as originally submitted.

7.	SPECIAL REPORTING REQUIREMENTS: Optional

Respond to any special reporting requirements specified in the award terms and conditions, as well as any award specific reporting requirements.

8.	BUDGETARY INFORMATION: Optional

This component will be used to collect budgetary data from the recipient organization. The information will be used in conducting periodic administrative/budgetary reviews. Budgetary data identified and required by the Contracting Officer should be submitted in an Excel spreadsheet format.

9.	PROJECT OUTCOMES: Optional

What were the outcomes of the award?

This information is used at the completion of the award to ascertain the cumulative outcomes or findings of a project. Describe project outcomes specifically for the public to provide insight into the outcomes of Federally- funded research, education, and other activities. Agencies may make this information available to the public in an electronic format.

Project Outcomes

The recipient is to provide information regarding the cumulative outcomes or findings of the project. For the final RPPR for the project, provide a concise summary of the outcomes or findings of the award (no more than 8,000 characters) that:

a.	is written for the general public (non-technical audiences) in clear, concise, and comprehensible language;

b.	is suitable for dissemination to the general public, as the information may be available electronically;

c.	does not include proprietary, confidential information or trade secrets; and

d.	includes up to six images (images are optional).

Please note that this reporting of project outcomes does not constitute a formal dissemination of scientific and technical information (STI) but rather is used by agency program staff to publicize project results, outcomes or findings.

To ensure the public access to the results of federally funded research notify DOE Office of Scientific and Technical Information about the published results so the information will be made publicly accessible and discoverable through DOE web-based products. Access to and archival of DOE-funded STI are managed by the (OSTI). For information about OSTI see http://www.osti.gov.

For more information on STI submittals, see http://www.osti.gov/stip/submittal.

Appendix for RPPR

DEMOGRAPHIC INFORMATION FOR SIGNIFICANT CONTRIBUTORS

Agencies may require that recipients provide demographic data about significant contributors for a variety of purposes, including the following:

•	to gauge whether our programs and other opportunities are fairly reaching and benefiting everyone regardless of demographic category;

•	to ensure that those in under-represented groups have the same knowledge of and access to programs, meetings, vacancies, and other research and educational opportunities as everyone else;

•	to gauge and report performance in promoting partnerships and collaborations;

•	to assess involvement of international investigators or students in work we support;

•	to track the evolution of changing science, technology, engineering and mathematics (STEM) fields at different points in the pipeline (e.g., medicine and law demographics have recently changed dramatically);

•	to raise investigator and agency staff awareness of the involvement of under-represented groups in research;

•	to encourage the development of creative approaches for tapping into the full spectrum of talent of the STEM workforce;

•	to respond to external requests for data of this nature from a variety of sources, including the National Academies, Congress, etc.; and

•	to respond to legislatively-required analysis of workforce dynamics. Legislation requires at least one agency to routinely estimate scientific workforce needs. This analysis is accomplished through reviewing demographic data submitted for the existing workforce.

Demographic data (i.e., gender, ethnicity, race, and disability status) should be provided directly by significant contributors, with the understanding that submission of such data is voluntary. There are no adverse consequences if the data are not provided. Confidentiality of demographic data will be in accordance with agency’s policy and practices for complying with the requirements of the Privacy Act.

Gender:	Male Female Do not wish to provide

Ethnicity:	Hispanic or Latina/o
Not-Hispanic or not-Latina/o
Do not wish to provide

Race (select one or more):	American Indian or Alaska Native Asian Black or African American Native Hawaiian or other Pacific Islander White Do not wish to provide

Disability Status:	Yes (check yes if any of the following apply to you)

•	Deaf or serious difficulty hearing

•	Blind or serious difficulty seeing even when wearing glasses

•	Blind or serious difficulty seeing even when wearing glasses

•	Other serious disability related to a physical, mental, or emotional condition

No Do not wish to provide

This measure is designed as a binary measure; it encompasses all self-reported disabilities. Please do not use it to report the number of individuals who have different types of disabilities (e.g., hearing impairments).

Note: This construct is not designed to be used at an individual-level (i.e., it should not be used for determining accommodation needs or disability status for particular individuals associated with the project).

U.S.Department of Energy

Federal Assistance Budget Information

1. Award Number: DE-NE0009040	2. Awardee Name and Address: X Energy, LLC 7701 Greenbelt Rd Suite 320 Greenbelt, MD20770-6517
3. Mod Number: 000
4. Project Title: X-energy and Energy Northwest Deploy First Commercial-Scale Advanced Reactor by [**]	5. Project Period: [**]

SECTION A - BUDGET SUMMARY

Budget Period	Start Date	End Date	Federal	Non-Federal	Total Approved Budget	Total Obligated Federal Funds
1	[**]	[**]	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]	[**]	[**]
5	[**]	[**]	[**]	[**]	[**]	[**]
6	[**]	[**]	[**]	[**]	[**]	[**]
7	[**]	[**]	[**]	[**]	[**]	[**]
TOTALS			[**]	[**]	[**]	[**]

SECTION B - BUDGET CATEGORIES

Object Class Categories	Period 1	Period 2	Period 3	Period 4
Personnel	[**]	[**]	[**]	[**]
Fringe Benefits	[**]	[**]	[**]	[**]
Travel	[**]	[**]	[**]	[**]
Equipment	[**]	[**]	[**]	[**]
Indirect Costs	[**]	[**]	[**]	[**]
Teammate Labor	[**]	[**]	[**]	[**]
Reserves & Contingencies	[**]	[**]	[**]	[**]
Total	[**]	[**]	[**]	[**]

Object Class Categories	Period 5	Period 6	Period 7	Total
Personnel	[**]	[**]	[**]	[**]
Fringe Benefits	[**]	[**]	[**]	[**]
Travel	[**]	[**]	[**]	[**]
Equipment	[**]	[**]	[**]	[**]
Indirect Costs	[**]	[**]	[**]	[**]
Teammate Labor	[**]	[**]	[**]	[**]
Reserves & Contingencies	[**]	[**]	[**]	[**]
Total	[**]	[**]	[**]	[**]

SECTION C - FFRDC FUNDING

Share	Period 1	Period 2	Period 3	Period 4
DOE Share	[**]	[**]	[**]	[**]
Awardee Cost Share	[**]	[**]	[**]	[**]
FFRDC	[**]	[**]	[**]	[**]
Total	[**]	[**]	[**]	[**]

Share	Period 5	Period 6	Period 7	Total
DOE Share	[**]	[**]	[**]	[**]
Awardee Cost Share	[**]	[**]	[**]	[**]
FFRDC	[**]	[**]	[**]	[**]
Total	[**]	[**]	[**]	[**]

Note 1: All estimated future budget allocations are subject to availability of funds.

Note 2: FFRDC funding will be provided directly to the lab and will not be available to Awardee.

DE-NE0009040

Attachment B5 – Project Milestones for DE-NE0009040 X-energy and Energy
Northwest Deploy First Commercial-Scale Advanced Reactor by [**]

Introduction and Background:

As a part of its mission, the United States (U.S.) Department of Energy (DOE), Office of Nuclear Energy (NE) has a long and successful history of working with the domestic nuclear industry, national laboratories, and academia to support the development of advanced reactor designs and capabilities over a continuum of technology maturity levels. DOE currently supports research and development (R&D) activities for a variety of advanced reactor technologies that are expected to improve on the safety, security, economics, and/or environmental impacts of current nuclear power plant designs. DOE undertakes these activities in support of the Administration’s objectives to maintain the Nation’s technological leadership position in the global nuclear industry and ensure national energy security. DOE recognizes that work remains to ensure continued U.S. leadership in the research, design, and development of advanced reactors and to ensure the successful deployment of these reactors in the U.S. and international marketplaces. As part of the FY2020 Further Consolidation Appropriations Act, (H.R. 1865), Congress has provided funding for NE to address advanced reactor development at various stages of the technology maturity continuum.

The primary objective of the new Advanced Reactor Demonstration Program (ARDP) program is to focus DOE and non-federal resources on actual construction and initial operation of real demonstration reactors in the U.S. that are safe and affordable to both build and operate in the near and mid-term.

The ARDP is intended to facilitate the development of U.S. private industry advanced nuclear reactor demonstrations. It will provide funding for advanced reactors that are reliable, cost effective, licensable, and commercially viable. These designs are expected to enable a market environment in which commercial reactor services are available that are safe and affordable to both construct and operate when compared to competing, alternative sources of energy in the near- and mid-term. These designs are expected to provide significant improvements in safety, security, economics, and environmental impacts over current nuclear power plant designs.

To be successful, the advanced reactor must be designed, sited, licensed by the U.S. Nuclear Regulatory Commission (NRC), constructed and operational within 5 – 7 years from the date of award of the cooperative agreement.

The recipient of this Award, X-Energy, LLC (X-Energy) is expected to conduct engineering, analysis, and testing activities to develop, certify, and demonstrate the specified advanced reactor design in accordance with NRC regulations. Specifically, X-Energy is expected to execute the following activities:

1.	Perform the necessary engineering, analysis, and validation to bring the advanced reactor design to a deployment level of technological readiness, including procuring all necessary licensing and approvals to perform demonstration of the advanced reactor design.

2.	Perform first-of-a-kind engineering and construction, including components, reactor facility, and fuel production facility systems to demonstrate a deployment of the advanced reactor design.

3.	Commissioning and operation of a first-of-a-kind advanced reactor to generate commercial scale power.

DE-NE0009040

Project Scope:

X-Energy’s high-level Work Breakdown Structure (WBS) that defines the steps for engineering, analysis, validation, construction, and demonstration from the original submission are produced below.

1	2	3	4	5	6	7	8	9	Description
ARDP	ARDP Proposed Four Pack
ARDP.1	Program Controls
ARDP.1.1	Program Management
ARDP 1.2	Schedule Management
ARDP.1.3	Quality Assurance and Audits
ARDP.1.4	Risk Management
ARDP.1.5	Program Cost Controls
ARDP.1.6	Resource Management
ARDP.1.7	Configuration Control
ARDP.1.8	Document Control (Team Center)
ARDP.1.9	Contracts Management
ARDP.1.10	Legal
ARDP.1.11	Procurement
ARDP.1.12	Reporting
ARDP.2	Design
ARDP.2.1	Preliminary Design
ARDP.2.1.1	Preliminary-Plant Design and Development
ARDP.2.1.2	Preliminary-Nuclear Island Design and Development
ARDP.2.1.3	Preliminary-conventional Island Design and Development
ARDP.2.2	Final Design
ARDP.2.2.1	Final-Plant Design and Development
ARDP.2.2.2	Final-Nuclear Island Design and Development
ARDP.2.2.3	Final-conventional Island Design and Development
ARDP.3	Analysis
ARDP.3.1	Analysis Management
ARDP.3.1.1	Software Management
ARDP.3.1.2	Software Development
ARDP.3.1.3	Software V&V (BN)
ARDP.3.1.4	Software Procurement
ARDP.3.1.5	Software Maintenance
ARDP.3.2	Preliminary Design Analysis Work
ARDP.3.2.1	Systems Analysis

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ARDP.3.2.2 Neutronics
ARDP.3.2.3 CFD
ARDP.3.2.4 Structural
ARDP.3.2.5	PRA
ARDP.3.2.6	Source Term
ARDP.3.2.7	Shielding
ARDP.3.2.8	Other Analyses
ARDP.3.3	Final Design Analysis Work
ARDP.3.3.1	Systems Analysis
ARDP.3.3.2	Neutronics
ARDP.3.3.3	CFD
ARDP.3.3.4	Structural
ARDP.3.3.5	PRA
ARDP.3.3.6	Source Term
ARDP.3.3.7	Shielding
ARDP.3.3.8	Other Analyses
ARDP.4	Licensing
ARDP.4.1	Pre-Application Engagement
ARDP.4.1.1	Safety Classification and Construction Codes for the ARDP-100 Pressure Vessel
ARDP.4.1.2	ARDP-100 Fuel Qualification
ARDP.4.1.3	Mechanistic Source Term
ARDP.4.1.4	Safety Analysis Codes and V&V
ARDP.4.2	Development of PSAR
ARDP.4.3	Support of Site License
ARDP.4.4	Development of FSAR
ARDP.5	Training Simulator and Operator Training
ARDP.5.1	Phase 3: "Engineering "Simulator for control system Training/HFE
ARDP.5.1.1	Formalize the OTS Development Process
ARDP.5.1.2	Special Component/subsystem Development
ARDP.5.1.3	Nuclear Island
ARDP.5.1.4	Conventional Island
ARDP.5.1.5	3D Development
ARDP.5.2	Phase 4: Operator Training Simulator
ARDP.5.2.1	Process model Update
ARDP.5.2.2	Special model Verification and Validation
ARDP.5.2.3	Inclusion of final data for Process Models
ARDP.5.2.4	Interfacing to Plant Controls
ARDP.5.2.5	Interfacing to Nuclear Island Investment Protection

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ARDP.5.2.6	Interfacing to Conventional island Investment Protection
ARDP.5.2.7	Interfacing to Reactor Protection system
ARDP.5.2.8	Human Factors Engineering
ARDP.5.2.9	Update HMI/Sequencing
ARDP.5.2.10	Operational Procedure Development
ARDP.5.2.11	Simulator Ready for Training
ARDP.5.3	Phase 5: Developing Training Curriculum
ARDP.5.3.1	Simulator Scenarios
ARDP.5.3.2	Training Manuals
ARDP.5.3.3	NRC qualification of Curriculum
ARDP.5.4	Phase 6: Operator Training
ARDP.5.4.1	Start Simulator Training
ARDP.5.4.2	Operator Training
ARDP.5.4.3	NRC Qualification of Operators
ARDP.5.4.4	Trained Operators
ARDP.6	Test Programs
ARDP.6.1	Graphite irradiation
ARDP.6.1.1	Material and Specimen Machining
ARDP.6.1.2	Pre-Irradiation Examination
ARDP.6.1.3	Rabbit Design/Construction
ARDP.6.1.4	Size Effect Study
ARDP.6.1.5	Irradiation
ARDP.6.1.6	Post irradiation Examination
ARDP.6.1.7	Reporting
ARDP.6.2	Helium Test Facility
ARDP.6.2.1	HTF Test Planning
ARDP.6.2.2	HTF Design
ARDP.6.2.3	HTF Procurement
ARDP.6.2.4	HTF Construction
ARDP.6.2.5	HTF Testing
ARDP.6.2.6	HTF Maintenance and Decommissioning
ARDP.7	Supply Chain/Long lead Procurement
ARDP.7.1	Reactor pressure Vessel
ARDP.7.2	Steam Generator
ARDP.7.3	Fuel Handling System
ARDP.7.4	Helium Circulator

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ARDP.7.5	Turbine Generators
ARDP.8	Fuel
ARDP.8.1	Program Management
ARDP.8.1.1	Project Controls
ARDP.8.1.2	CM/DM
ARDP.8.2	TRISO Fuel Element Fabrication
ARDP.8.2.1	Kernel
ARDP.8.2.2	TRISO
ARDP.8.2.3	Matrix Production
ARDP.8.2.4	Overcasting
ARDP.8.2.5	Pebble Pressing
ARDP.8.2.6	Carbonization
ARDP.8.2.7	Heat Treatment
ARDP.8.2.8	Machining
ARDP.8.2.9	QC Inspection
ARDP.8.2.10	Fuel Qualification Testing
ARDP.8.2.11	Initial Fuel Core Load
ARDP.8.3	Design - Fuel Fabrication Facility
ARDP.8.3.1	Conceptual
ARDP.8.3.2	Basic
ARDP.8.3.3	Detailed
ARDP.8.4	Licensing - Fuel Fabrication Facility
ARDP.8.4.1	Safety Program Description
ARDP.8.4.2	Environmental Report
ARDP.8.4.3	Security Plan
ARDP.8.4.4	Emergency Plan
ARDP.8.4.5	NRC Engagement
ARDP.8.5	Construction - Fuel Fabrication Facility
ARDP.8.5.1	Site work
ARDP.8.5.2	Structure
ARDP.8.5.3	Fuel Fabrication line Fit-up
ARDP.8.5.4	Fuel Fabrication Commissioning
ARDP.8.5.5	NRC Engagement
ARDP.9	Site Permitting & Licensing
ARDP.10	Site Specific Design
ARDP.11	Construction
ARDP.11.1	Reactor 1

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ARDP.11.1.1	Nuclear Island
ARDP.11.1.2	Conventional Island
ARDP.11.2	Reactor 2
ARDP.11.2.1	Nuclear Island
ARDP.11.2.2	Conventional Island
ARDP.11.3	Reactor 3
ARDP.11.3.1	Nuclear Island
ARDP.11.3.2	Conventional Island
ARDP.11.4	Reactor 4
ARDP.11.4.1	Nuclear Island
ARDP.11.4.2	Conventional Island
ARDP.11.5	Site Construction
ARDP.11.5.1	Grading and Drainage
ARDP.11.5.2	Site Utilities
ARDP.11.5.3	Site perimeter
ARDP.11.5.4	Security Buildings
ARDP.11.5.5	Administrative Building
ARDP.11.5.6	Transmission Switch Yard
ARDP.11.5.7	Spent Fuel Storage – ISFSI
ARDP.11.5.8	Backup Generators
ARDP.11.5.9	Distributed Control System
ARDP.11.5.10	Plant Electrical System
ARDP.11.5.11	Plant Water Treatment and Storage System
ARDP.11.5.12	Maintenance and Storage Building
ARDP.11.5.13	Warehouse
ARDP.11.5.14	Electrical Control Building
ARDP.11.5.15	Fire Pump house and water storage
ARDP.11.5.16	Helium Storage Building
ARDP.11.5.17
ARDP.11.5.18	Plant logistics support system
ARDP.12	Commissioning
ARDP.12.1	Non-Nuclear Island commissioning
ARDP.12.1.1	Establish Temporary site buildings
ARDP.12.1.2	Site Prep to Rough Grade & Storm Water Management
ARDP.12.1.3	Establish temporary site buildings
ARDP.12.1.4	Establish temporary roads and laydown areas

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ARDP.12.1.5	Final Permit Reviews
ARDP.12.2	Nuclear Island commissioning
ARDP.12.2.1	Reactor 1
ARDP.12.2.2	Reactor 2
ARDP.12.2.3	Reactor 3
ARDP.12.2.4	Reactor 4
ARDP.13	Commercial Operations
ARDP.14	Decommissioning
ARDP.15	Financial Costs
ARDP.15.1	EPC Contractor Bonds and insurance
ARDP.15.2	EPC Contractor Fees
ARDP.15.3	Sales Tax
ARDP.15.4	Estimate Uncertainty
ARDP.15.5	Management Reserve
ARDP.15.6	DOE Held Contingency
ARDP.15.7	Schedule Reserve
ARDP.15.8	Schedule DOE held Contingency
ARDP.15.9	Owner Provided insurances
ARDP.15.10	Escalation Costs
ARDP.15.11	X-Energy G&A
ARDP.16	Field indirect costs
ARDP.16.1	EPC General Conditions Costs
ARDP.16.2	Owner Project Staff
ARDP.16.3	ENW Staffing

Below is a brief description of each WBS and sub-WBS that is contained above:

1.0	Program Controls (applies to both the Xe-100 and our TRISO-X Fuel Facility)

1.1 Program Management – Oversight of the overall Advanced Reactor Demonstration Program.

1.2 Schedule Management - Development and maintenance of the complete project schedule for the FOAK reactor and for our TRISO-X Fuel Facility. This schedule will include the development and design costs for the FOAK reactor that will not be present for the 2nd, 3rd, or 4th unit in the plant.

1.3 QA and Audits - The project will be controlled to NQA-1 including the design, procurement, and construction. QA will provide audits of the entire process including all phases of the project.

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1.4 Risk Management (RM) - Development and maintenance of the RM program including development of the Risk Matrix, the RMP, and the Risk Analysis Report. This includes the efforts of the Risk Management Team and the periodic maintenance of the risk program during and throughout the entire project.

1.5 Cost Controls - Implementation and maintenance of an EVMS based PM control system for the project. This includes the Project Controls Manager, Control Account Managers, and Cost Analysts

1.6 Data Management - Control and storage of all project-related documents, design data and revisions including non-NQA-1 documentation.

1.7 Configuration Control - A SE process for establishing and maintaining consistency of the plant performance, functional, and physical attributes through requirements, design, and operational information throughout the plant lifecycle. Control of Documents required for design and construction especially for NQA-1 documentation. Includes design drawings, shop drawings, construction testing results, NCRs and DCNs, turnover packages and Objective Records of Quality.

1.8 Document Control - Control of all project documentation including NQA-1 Documentation for the project including design documents analysis reports, specifications, and all plant related data such as CAD file revisions for each phase of the project and all safety and licensing reports.

1.9 Contracts Management - Management and control of all contract documentation including design contract, EPC contract, any subcontracts, purchase orders, and change orders.

1.10 Legal - Maintenance and control of Legal documentation for the project including records of contract negotiations, issues with DOE, owner contracts with legal interface, and claims on the project.

1.11 Procurement - Control of all procurement documents including notice to bid, requests for proposals, received proposals, records of negotiations, draft and final procurement documents including contracts and purchase orders of all procurement actions and documents.

1.12 Reporting - Preparation and control of all reporting including daily reports, weekly reports, monthly reports, application for payment, notices to the owner, owner records of general operation.

2.0	Design

2.1 Preliminary (Basic) Design - Design development including all drawings and specifications for the project including architectural, civil, nuclear, and trade engineering efforts. This includes internal review meetings and independent design reviews This leads directly to the final design at the 60% level and following the 60% design review.

2.2 Final Design - All the design effort to complete the design to shovel ready state. This includes all final fabrication drawings and specifications, construction drawings and construction plans, final plant performance specifications, plant manuals such as operational, training and maintenance manuals. Final fabrication and construction schedules and level 1 cost estimates to complete the project.

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3.0 Analysis

3.1 Analysis Management - All analysis that support the Design. Includes seismic analysis, neutronics analysis, thermal analysis, transient analysis, Probabilistic Risk Analysis (PRA), Safety Analysis, software development, software Verification and Validation (V&V) for supporting of all NQA-1 safety analysis.

3.2 Preliminary Design Analysis Work - All analysis efforts that support the Design Effort. Includes seismic analysis, neutronics analysis, thermal analysis, transient analysis, PRA, safety analysis, software development, software V&V for Preliminary Design Effort.

3.3 Final Design Analysis Work - All analysis efforts that support the Design Effort. Includes seismic analysis, neutronics, thermal analysis, transient analysis, PRA, safety analysis, software development, software V&V for Final Design.

4.0 Licensing

4.1 Pre-Application / CP Application Development - NRC engagements and licensing topical reports on critical HTGR licensing issues to be re-solved early in the § Part 50 licensing approach. Includes both XEP engineering/management cost and NRC review fees. This phase also includes development of the CP application (Preliminary Safety Analysis Report (PSAR) and Environmental Report).

4.2 NRC CP Review Support - NRC environmental, safety, and anti-trust review for the CP application, including NRC fees and XEP support during the review. Followed by NRC construction oversight.

4.3 Op. License Development - Development of the FSAR, updates to the Environmental Report, and development/implementation of site operating programs supporting the Class 103 OL application.

4.4 NRC OL Review Support - NRC review of updates to the environmental, safety, security, safeguards, and financial review for the OL application, including NRC fees and program inspection, and XEP support costs

4.5 Other Licenses - Development and NRC review of Part 30, 40, 70, and 72 licenses for source/byproduct material, fresh fuel receipt/storage, and the Independent Spent Fuel Storage Installation.

5.0 Training Simulator and Operator Training

5.1 Engineering Simulator - Modeling of plant performance including the reactor, SG, startup shutdown system and CI (steam turbine generator), and associated control systems. The engineering simulator provides the ability to predict final plant performance, transient response during all design basis events.

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5.2 Operator Training Simulator - A Realtime plant simulator that is used to develop the training simulator platform. This includes development of the physical simulator including software development and interphase with the actual plant control platform. Includes procurement of the simulator and erection at the project site, startup, and V&V and NRC approval of the simulator prior to operator training.

5.3 Training Curriculum - Development of the training scenarios for training or plant operators. This also includes NRC approval and qualification of the training program and manuals.

5.4 Operator Training - All operator training on the simulator including training on operations procedures developed for the reactor, accident scenarios, and all events noted in the FSAR. Includes operator certification by the NRC.

6.0 Test Programs

6.1 Graphite Irradiation - In-reactor irradiation of the graphite material to assure that irradiation material data meets the assumptions used in the design analyses. This includes post irradiation examination of the irradiated material.

6.2 Helium Test Facility (HTF) - Develop, design, and construct the HTF to test helium circulators, reactivity control systems (control rods and shutdown rods), FHS, and other helium components. Includes the Design, Procurement, Construction, and Testing of the required components. Documentation of the test results and analyses is also included in the scope. The HTF will also be used to qualify systems that operate in a high temperature helium environment.

7.0 Supply Chain/Long lead Procurement

7.1 Reactor Pres. Vessel - Final design, procurement, fabrication, shipping, QA, and receipt inspection of the RPV.

7.2 SG - Design, procurement, fabrication, shipping, QA, and receipt inspection of the SG.

7.3  Fuel Handling System - Design, procurement, fabrication, shipping, QA, and receipt inspection of the FHS.

7.4 Helium Circulator - Design, procurement, fabrication, shipping, QA, and receipt inspection of the Helium Circulators.

7.5 Graphite Material - Procurement of the reactor structural graphite material.

8.0 Fuel

8.1 Program Management - Program management related to fuel development, procurement, design, fabrication, shipping, and certification for use in the reactor plant.

8.2 TRISO Fuel Element Fabrication - Contains all costs associated with the fabrication, QA, shipping, and receipt inspection of the TRISO fuel. Includes the uranium kernel, TRISO coatings, matrix production, overcasting, pebble pressing, carbonization, heat treatment, machining, and QC inspection.

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8.3 Design - All costs associated with the Commercial Fuel Facility Development including Preliminary and Final Design efforts.

8.4 Licensing - All licensing efforts associated with the Fuel Development Process including safety, security, emergency planning, and NRC engagement including XEP support costs and NRC fees.

8.5 Construction – Construction of the Fuel Fabrication Facility.

9.0 Site Permitting & Licensing

Permitting & Licensing All non-NRC-related site permits, approvals, and licenses required to support construction and Xe-100 Plant operation. Includes federal, state, and local activities and XEP support costs.

10.0 Site Specific Design

All other design activities for nuclear plant support systems that deviate from the generic Xe- 100 design and are specific to the nuclear plant construction site, such as the turbine/generator condenser cooling system.

11.0 Construction

11.1 Site preparation and Development - All site development costs including perimeter, controls, site grading and paving, excavation, storm water management and controls, roads and site development and improvements, temporary facilities and offices, and final permitting and review costs.

11.2 Nuclear Is-land (NI) - All scope related to the NI. This includes the reactor system, SG, reactor cavity cooling system, helium circulators, feedwater pumps, FHS, all NI auxiliary systems, reactor building, NI Auxiliary building, high energy spent fuel storage, connecting tunnel, ISFI pads, electrical building, operator control room, radwaste building & intermediate spent fuel storage facility. Includes building construction, setting & final assembly of all NI equipment, piping wiring, HVAC, and controls.

11.3 Conventional Island (CI) - All scope outside of the NI including the steam turbine generator, CI buildings, transformers and foundations, electrical I&C, and all balance of plant structures and systems & admin/support.

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12.0 Commissioning

12.1 Non-Nuclear Commissioning - All testing and startup activities on the CI including flush & hydro, systems integrated testing control and instrumentation tests and all CI auxiliary systems. Common plant infrastructure (operator control room, fuel storage) is commissioned to support Unit 1 startup. Security systems are progressively commissioned for each unit, then expanded plant-wide to facilitate operations during construction.

12.2 NI Commissioning - All testing and startup activities on the NI. NI commissioning is segmented into 4 stages: Stage 1 included testing of all systems without fuel in the reactor. This includes helium circulator tests, FHS, Reactor Cavity Cooling System, SG hydro tests, feed pump tests, startup shutdown system and all NI auxiliary systems (helium purification system, helium supply system etc.) Stage 2: Cold Critical testing, Stage 3 Hot Critical Testing, Stage 4 Power Operations testing

12.3 Cold Critical testing - During cold critical testing fuel is loaded into the reactor for the first time. Cold critical tests are performed to establish the reactor reactivity coefficients at cold conditions. During cold commissioning there is no flow through the reactor.

12.4 Hot critical testing - During hot critical testing, the temperature of the reactor is increased to establish the reactor reactivity coefficients at conditions. These tests confirm the negative temperature coefficient of the reactor. During hot commissioning, the circulators are started to confirm the pressure drop over the core and to test the outlet plenum temperature sensors. Tests are essentially iso thermal tests and no power is generated in hot or cold commissioning.

12.5 Power Operation Testing - During power ops testing the reactor is brought up to power for the first time. The reactor, SG, startup-shutdown system, and the turbine generator are tested at various power levels. Power Operation Testing is concluded once sustained full power has been achieved.

13.0 Commercial Operations

Reserved

14.0 Decommissioning

Reserved

15.0 Financial Costs

Category of scope/cost associated with escalation, contingency, schedule reserve, estimate uncertainties and gross receipts or sales tax.

16.0 Field Indirect Costs

Category of scope/cost associated with construction management, QA Staff, owner project staff, and X-energy project staff during site construction.

The ultimate goal of the project is to successfully complete the deployment and demonstration of the advanced reactor design to make this technology available to customers who need clean affordable energy generation capability. The milestone list below is detailed for Budget Period 1. As part of the continuation application process, a new detailed milestone sheet will be supplied by X-Energy each budget period.

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Deliverable/Milestone Schedule

#	WBS	Milestone Title and Description	Planned Completion	Deliverable	Milestone Description	Responsible
BUDGET PERIOD 1
1	[**]	[**]	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]	[**]	[**]
5	[**]	[**]	[**]	[**]	[**]	[**]
6	[**]	[**]	[**]	[**]	[**]	[**]
7	[**]	[**]	[**]	[**]	[**]	[**]
8	[**]	[**]	[**]	[**]	[**]	[**]
9	[**]	[**]	[**]	[**]	[**]	[**]
10	[**]	[**]	[**]	[**]	[**]	[**]
11	[**]	[**]	[**]	[**]	[**]	[**]
12	[**]	[**]	[**]	[**]	[**]	[**]

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#	WBS	Milestone Title and Description	Planned Completion	Deliverable	Milestone Description	Responsible
13	[**]	[**]	[**]	[**]	[**]	[**]
14	[**]	[**]	[**]	[**]	[**]	[**]
15	[**]	[**]	[**]	[**]	[**]	[**]
16	[**]	[**]	[**]	[**]	[**]	[**]
17	[**]	[**]	[**]	[**]	[**]	[**]
18	[**]	[**]	[**]	[**]	[**]	[**]
19	[**]	[**]	[**]	[**]	[**]	[**]
20	[**]	[**]	[**]	[**]	[**]	[**]
21	[**]	[**]	[**]	[**]	[**]	[**]
22	[**]	[**]	[**]	[**]	[**]	[**]
23	[**]	[**]	[**]	[**]	[**]	[**]
24	[**]	[**]	[**]	[**]	[**]	[**]

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#	WBS	Milestone Title and Description	Planned Completion	Deliverable	Milestone Description	Responsible
25	[**]	[**]	[**]	[**]	[**]	[**]
26	[**]	[**]	[**]	[**]	[**]	[**]
27	[**]	[**]	[**]	[**]	[**]	[**]

X Energy, LLC

Award Number: DE-NE0009040

Point of Contact Sheet

DOE CONTACTS	RECIPIENT CONTACTS
Contract Specialist [**] Telephone Number: [**] Email: [**]	Business Officer [**] Telephone Number: [**] Email: [**]
DOE Project Manager/Initiator	Principal Investigator (PI)
[**]	[**]
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
HQ Program Manager	Co-Principal Investigator
[**]	[**]
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
Technical Project Officer	Financial Report POC
[**]	[**]
Telephone Number: [**]	Telephone Number: [**]
Email: [**]	Email: [**]
Technical Monitor	Additional POC
[**]
Telephone Number:	Telephone Number: [**]
Email:	Email: [**]
Contracting Officer [**] Telephone Number: [**] Email: [**]
Budget Specialist [**] Telephone Number: [**] Email: [**]

Department of Energy Idaho Operations Office 1955 Fremont Avenue Idaho Falls, ID 83415

October 30, 2020

[**]

X-Energy, LLC 801 Thompson Ave

Rockville, MD 20852

SUBJECT:	Authorization of Pre-award Costs for Advance Reactor Demonstration Program X- Energy Xe-100 Reactor Design

REFERENCE:	Funding Opportunity DE-FOA-0002271, “Re: Advanced Reactor Demonstration Funding Opportunity Award” Letter dated October 26, 2020.

Dear Ms. Lester:

In accordance with 2 CFR 200.458, Pre-contract costs and the “Department of Energy Guide to Financial Assistance” dated April 2017, authorization is given to incur pre-award costs under the subject project and reference pending award. This pre-award cost authorization is valid for ninety (90) calendar days from November 2, 2020. Should the final actual award be later than ninety (90) days from November 2, 2020, authorization to incur further pre-award costs must be extended by written approval from the Department of Energy Contracting Officer.

Pre-award expenditures are made at the recipient’s risk and do not impose an obligation on DOE:

(1) in the absence of appropriations; (2) if an award is not made; or (3) if an award is made for a lesser amount than the recipient anticipated. Pre-award costs incurred are allowable to the extent that they would have been allowable if incurred after the date of the financial assistance award amendment.

If you have any questions, please do not hesitate to contact [**] via email at [**].

Sincerely,

[**]	Digitally signed by
[**]
Date: 2020.10.30
12:33:57 -06'00'

[**]
Contract Management Division